Exhibit 10.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

by and between

SEQUENTIAL BRANDS GROUP, INC.,

as the Seller,

and

MARQUEE BRANDS LLC,

as the Buyer

Dated as of April 16, 2019

i

ii

Schedule 1.1	Ancillary Definitions
Exhibit A	Subsidiary Conversions
Exhibit B	Signing Deliverables

iii

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated as of April 16, 2019 (this “Agreement”), by and between Sequential Brands Group, Inc., a Delaware corporation (the “Seller”), and Marquee Brands LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, as of the date hereof, the Seller owns directly 100% of the issued and outstanding equity interests (the “Shares”) of the Company;

WHEREAS, the Company and its Subsidiaries are engaged in the business of promoting, marketing and licensing the Martha Stewart brand and the Emeril Lagasse brand through various distribution channels, including to retailers, wholesalers and distributors in the United States and in certain international territories, as well as the personality rights of Martha Stewart and Emeril Lagasse, respectively, together with all related content, archives and publishing businesses (the “Business”);

WHEREAS, prior to the Closing Date, the Seller shall (a) form a Delaware corporation, which shall be a wholly-owned subsidiary of the Seller (“Holdco”), (b) form a Delaware limited liability company (the “GP Holdco”), which shall be a wholly-owned subsidiary of Holdco, and (c) contribute the Shares (the “Contribution”) to Holdco;

WHEREAS, following the Contribution and prior to the Closing Date, the Company shall (a) convert into a Delaware limited partnership (the “Conversion” and, together with the Contribution, the “Reorganization”) and (b) cause each of the Subsidiaries of the Company set forth on Exhibit A to convert into a Delaware limited partnership (the “Subsidiary Conversions”);

WHEREAS, contemporaneously with the Conversion and the Subsidiary Conversions, GP Holdco shall be issued 100% of the issued and outstanding general partnership interests of the Company and each Subsidiary of the Company;

WHEREAS, following the Conversion, (a) Holdco shall directly own 100% of the issued and outstanding membership interests of GP Holdco (the “Membership Interests”) and 100% of the issued and outstanding limited partnership interests of the Company (collectively, the “Company LP Interests” and, together with the Membership Interests, the “Interests”), (b) GP Holdco shall directly own 100% of the issued and outstanding general partnership interests of each of the Company (the “Company GP Interests”) and each Subsidiary of the Company (collectively, the “Subsidiary GP Interests” and, together with the Company GP Interests, the “GP Interests”), and (c) the Company shall directly own 100% of the issued and outstanding limited partnership interests of each of the Subsidiaries of the Company;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the Company delivered duly executed copies of the Signing Deliverables, each of which is in full force and effect as of the date hereof; and

WHEREAS, the Seller and Holdco desire Holdco to directly sell the Interests to the Buyer, and the Buyer wishes to purchase the Interests from Holdco, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Certain Defined Terms.  For purposes of this Agreement:

“Act” means the Delaware Revised Uniform Limited Partnership Act.

“Action” means any action, cause of action, dispute, controversy, claim, demand, complaint, suit, litigation, appeal, arbitration, mediation, hearing, inquiry, audit, notice of violation, citation, summons, subpoena, proceeding or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise and whether at Law or in equity, commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Deferred Revenue” means the aggregate amount of all Deferred Revenue.

“Aggregate Proceeds” means, in connection with an Acceleration Event, the aggregate gross proceeds received by the Buyer and its Affiliates in connection with such Acceleration Event, including any proceeds payable to the Buyer or its Affiliates, the amount of any indebtedness or transaction expenses paid or assumed by the acquirer, the value of any securities retained or rolled over by the Buyer or its Affiliates (based on the implied enterprise value in the transaction) and any special dividends or distributions made in connection with an Acceleration Event;  provided, that for the avoidance of doubt, in connection with an Acceleration Event contemplated by Section 2.7(e)(ii)(y), “Aggregate Proceeds” shall refer to the portion of such aggregate gross proceeds that is attributable to that portion of the Business engaged in promoting, marketing and licensing the Martha Stewart brand, as determined by the Independent Accountant (or such other third party accounting firm that is reasonably acceptable to the Buyer and the Seller) engaged and paid for by the Buyer.

“Ancillary Agreements” means: (a) each of the Signing Deliverables; and (b) each of the other agreements, instruments, certificates and documents expressly required to be delivered pursuant to Section 1.1(b).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Accounting Principles” means GAAP applied on a basis consistent with the preparation of the audited consolidated financial statements set forth after Part IV, Item 15 of the Annual Report on Form 10-K of the Seller filed with the United States Securities and Exchange Commission on March 14, 2019.

“Bank Products” means any services of facilities provided to the Company or any of its Subsidiaries on account of: (a) Swap Contracts, (b) purchase cards; (c) leasing, (d) factoring, (e) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), and (f) any other “Bank Product” under and as defined in the Credit Agreements, as applicable, but excluding Cash Management Services, in each case, to the extent solely related to the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflicts) and Section 4.6 (Brokers).

“Buyer Indemnified Parties” means the Buyer and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Cash” means the cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of 12:01 a.m. Eastern time on the Closing Date, including all outstanding security, customer or other deposits (but without taking into account any outstanding checks issued by the Company or any of its Subsidiaries), excluding Restricted Cash.

“Cash Management Services” means any cash management services provided to the Company or any of its Subsidiaries with respect to (a) automated clearinghouse transfer transactions, (b) controlled disbursement services, treasury depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) credit or debit cards and (e) any other “Cash Management Services” under and as defined in the Credit Agreements, as applicable, in each case, to the extent solely  related to the Business.

“Certificates of Conversion” means the certificate of conversion prepared to effectuate the Conversion, together with the Subsidiary Certificates of Conversion.

“Change of Control Payments” means the aggregate amount payable (including “success fees” or bonuses, severance payments and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the Company or any of its Subsidiaries to any director, officer, employee or other service provider directly as a result of the transactions contemplated by this Agreement (including without limitation Taxes due or payable as a result of the transactions contemplated by this Agreement, whether or not arising prior to, at or after the Closing, but excluding any arrangements entered into by or at the direction of the Buyer following the Closing or any payments triggered by any action of Buyer following the Closing), in each case (a) inclusive of the employer portion of any related employment, payroll, unemployment, withholding or similar Taxes, and (b) solely to the extent the Buyer, the Company or any of its Subsidiaries would be liable for such amounts following the Closing.

“Credit Agreements” means, collectively: (a) that certain Third Amended and Restated First Lien Credit Agreement, dated as of July 1, 2016, by and among Bank of America, N.A., in its capacities as administrative agent and collateral agent, the “Lenders” (as defined therein), the Seller and the guarantors party thereto; and (b) that certain Third Amended and Restated First Lien Credit Agreement, dated as of July 1, 2016, by and among Wilmington Trust, National Association, in its capacities as administrative agent and collateral agent, the “Lenders” (as defined therein), the Seller and the guarantors party thereto, in each case, as amended, supplemented or otherwise modified from time to time.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means until the consummation of the Conversion, Martha Stewart Living Omnimedia, Inc., and after the consummation of the Conversion, the “Company” shall mean the Delaware limited partnership into which Martha Stewart Living Omnimedia, Inc. is converted.

“Contract” means any legally binding contract, agreement, subcontract, license, sublicense, lease, sublease, sales order, purchase order, indenture, mortgage, note, bond, letter of credit, warrant, instrument, obligation, commitment, arrangement or understanding (including all amendments, supplements and modifications thereto), whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Copyrights” means copyrights and works of authorship, including without limitation, those for website content, software and computer algorithms, and registrations and applications therefor.

“Deferred Revenue” means, with respect to any Pre-Closing Payment, the portion of such Pre-Closing Payment that relates to the period on or after the Closing Date.  The amount of any Deferred Revenue shall be, with respect to any Pre-Closing Payment, equal to the product of (i) the total amount of such Pre-Closing Payment, multiplied by (ii) the quotient of (A) the number of calendar days on or after the Closing Date that are covered by such Pre-Closing Payment, divided by (B) the total number of calendar days, whether before, on or after the Closing Date, that are covered by such Pre-Closing Payment.  Solely as an illustrative example, if the Company has received a Pre-Closing Payment of $1,000 and such Pre-Closing Payment relates to calendar year 2019, the amount of Deferred Revenue with respect to such Pre-Closing Payment (using April 15, 2019 as the “Closing Date” solely for purposes of this illustrative example) would be $715.07.

“DGCL” means the Delaware General Corporation Law.

“Disability” shall mean, with respect to any Person, that such Person, because of accident, disability or physical or mental illness, is incapable of substantially performing his or her duties to the Company and its Subsidiaries; provided, that, for the avoidance of doubt, a Person shall be deemed to have a Disability if such Person is or would reasonably be expected to be incapable of performing his or her duties to the Company and its Subsidiaries for (x) a continuous period of ninety (90) days or (y) periods amounting in the aggregate to 180 or more days within any one year.

“Earn-Out Acceleration Amount” means an amount equal to the difference of (a) Aggregate Proceeds minus (b) $334,000,000; provided, that in no event shall the Earn-Out Acceleration Amount be an amount greater than the difference of (i) the Earn-Out Payment Cap minus (ii) the aggregate amount of all Earn-Out Payments made prior to the time of the consummation of an Acceleration Event.

“Earn-Out Payment Cap” means an amount equal to $40,000,000.

“Emeril Lagasse Consulting Agreement” means that certain Business Product Support and Promotion Agreement, dated as of November 14, 2018, by and between Emeril’s Homebase, LLC and We Love Food, LLC, on the one hand, and the Company, on the other hand.

“Emeril Lagasse Material Adverse Effect”  has the meaning set forth on Schedule 1.1.

“Encumbrance” means any charge, claim, mortgage, lien, easement, option, pledge, security interest, hypothecation, right of way, encroachment, servitude, title retention Contract, ownership interest of another Person, right of first refusal, license, covenant, encumbrance or other restriction or limitation of any kind (other than those created under applicable securities Laws), including restrictions on transferability, use or voting and security interests issued against any Intellectual Property.

“Enterprise Valuation” means $167,000,000,  or, in the event of an Emeril Termination Election, $157,000,000.

“ERISA Affiliate” means each Person, trade or business (whether or not incorporated) that together with the Seller is treated as or deemed a “single employer” pursuant to Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Estimated Purchase Price” means: (i) Enterprise Valuation plus (ii) Estimated Cash (which amount shall not exceed $500,000), minus (iii) Estimated Indebtedness, minus (iv) Estimated Transaction Expenses,  minus (v) Estimated Aggregate Deferred Revenue, plus (vi) Estimated Prepaid Expenses.

“Final Invoice” means, with respect to each Transaction Expenses Payee, an invoice setting forth (a) the aggregate outstanding amount to be paid to such Transaction Expenses Payee as of the Closing Date and (b) written wire instructions pursuant to which such aggregate amount is to be paid.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States, national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indebtedness” means, as at a specified date, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (i) all liabilities created, issued or incurred for borrowed money of the Company or any of its Subsidiaries, including for the avoidance of doubt, the current portion thereof, (ii) all obligations of the Company or any of its Subsidiaries to pay the deferred purchase price or acquisition price of property or services, or similar payment, to the extent constituting a liability, including any “earnout” or similar payments or any non-compete payments, (iii) indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security (including a purchase money obligation); (iv) the then-drawn stated amount of and, without duplication, all reimbursement obligations of the Company or any of its Subsidiaries under letters of credit, bankers’ acceptance, note purchase facility, or similar instruments issued or accepted by banks and other financial institutions; (v) all accumulated and unpaid dividends or distributions of the Company or any of its Subsidiaries, whether or not declared; (vi) all deferred compensation obligations that are not Change of Control Payments, including but not limited to (A) any underfunded pension or post-retirement liabilities, and (B) all payment obligations under any retiree medical or deferred or contingent compensation plans or arrangements; (vii) the principal amount of all liabilities under or in respect of leases required to be capitalized under GAAP; (viii) all liabilities of the Company or any of its Subsidiaries due as of such specified date under any Swap Contracts, hedging agreements or similar agreements; (ix) all liabilities in respect of any off-balance sheet transactions; (x) any intercompany obligations between or among the Company and any of its Affiliates; (xi) all liabilities of the Company or any of its Subsidiaries with respect to any past or pending legal settlements to the extent unpaid as of the Closing Date; and (xii) all obligations of another Person of the types listed in clauses (i) through (xi) above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to liens, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), the Company or any of its Subsidiaries.  “Indebtedness” includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses; provided, that notwithstanding the foregoing, “Indebtedness” does not include the portion of any obligation of the type listed in clauses (i) through (xii) above to the extent included in the calculation of the Transaction Expenses.

“Intellectual Property” means all intellectual property rights arising under the Laws of the United States or any other jurisdiction throughout the world, whether registered or unregistered, with respect to the following:  (i) Marks; (ii) Patents; (iii) Copyrights; (iv) domain names, websites, URLs and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (v) social media platforms, sites and pages, and all content and data thereon or relating thereto, whether or not copyrights; (vi) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (vii) rights of publicity; (viii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, methods, processes, technical data, specifications, research and development information, technology, data bases, data compilations and collections, tooling; (ix) all registrations, applications, renewals, extensions, recordings, common-law and statutory rights relating to any of the foregoing; and (x) other proprietary or confidential information, including customer lists, processes and techniques, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Seller” means the actual knowledge of the Persons listed in Section 1.1(a) of the Disclosure Schedules, and the knowledge that any such Person would have had if such Person had made due inquiry in the Business with respect to the matters at hand, as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries or used by the Business, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Look-Back Date” means December 4, 2015.

“Marks” means any registered or unregistered trade names, trademarks, logos, service marks, brands, certification marks, trade dress, and similar rights and other source indicators; applications to register any of the foregoing, and the goodwill connected with the use of, and symbolized by, any of the foregoing.

“Martha Stewart Employment Agreement” means that certain Employment Agreement between the Seller and Martha Stewart, dated as of June 22, 2015.

“Martha Stewart Employment Agreement Assignment” means that certain Assignment and Assumption Agreement, dated as of April 16, 2019, by and among the Seller, the Buyer, Martha Stewart and MS Real Estate Management Company.

“Material Adverse Effect” means any event, change, state of facts, occurrence, development or effect that would or would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby; or (ii) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, state of facts, occurrence, development or effect arising out of or resulting from (A) general changes or developments in any of the industries in which the Business operates, (B) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (C) natural disasters or calamities, (D) changes in any applicable Law or GAAP, or principles or interpretations thereof, (E) the mere failure by the Business to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being agreed that the facts or circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the announcement of this Agreement and the transactions contemplated hereby, (G) any action taken by the Seller or the Company, or which the Seller causes to be taken by the Company or any of its Subsidiaries, in each case that is expressly required by this Agreement or the Ancillary Agreements, or (H) any actions taken (or omitted to be taken) at the request, or with the consent, of the Buyer; provided,  however, that any effects resulting from the matters referred to in clauses (A) through (E) shall be excluded from the definition of “Material Adverse Effect” only to the extent that such matters occur after the date hereof and only to the extent that such matters do not disproportionately impact the Business or the Company or any of its Subsidiaries as compared to other companies operating in the same industry.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award, whether preliminary or final, entered by or with any Governmental Authority.

“Patents” means patents and patent applications and rights in respect of utility models or industrial designs filed in or with any Governmental Authority.

“Payoff Letter” means, with respect to any Debt Payee, a payoff letter in form and substance satisfactory to the Buyer in the Buyer’s reasonable discretion (a) stating the amount (including any outstanding interest thereunder and any prepayment penalties, fees, make-whole or similar amounts related to such payment) necessary to satisfy and terminate in full as of the Closing the Closing Indebtedness with respect to such Debt Payee, (b) authorizing the Buyer to file all UCC termination statements and other releases necessary to evidence such satisfaction and termination of the Closing Indebtedness and to enable the release of any Encumbrances relating thereto upon payment of such Closing Indebtedness and (c) releasing the GP Holdco, the Company and each of its Subsidiaries as a party to, and from all obligations under, the Credit Agreements and all documents, agreements, filings and instruments contemplated thereby.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been made in the Financial Statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Business, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been made in the Financial Statements in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby or otherwise created by the Buyer or its Affiliates, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (vi) all other Encumbrances that do not materially interfere with the use or value of the applicable asset, and (vii) all Encumbrances listed on Section 1.1(b) of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor or predecessor, by merger or otherwise, of any of the foregoing.

“Personnel Event”  has the meaning set forth in  Schedule 1.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Payment” means any royalty revenue payment or payments made prior to the Closing Date to the Company or any of its Affiliates to the extent relating to the Business that relates, in whole or in part, to any period on or after the Closing Date.

“Prepaid Expenses” means any amounts that were prepaid prior to the Closing Date to the extent related to expenses of the Business on or following the Closing Date or which would otherwise have been incurred on or after the Closing Date.  An illustrative calculation of Prepaid Expenses is provided in Section 2.5 of the Disclosure Schedules.

“Purchase Price” means the Estimated Purchase Price, as finally adjusted pursuant to Section 2.6,  plus any amounts paid pursuant to Section 2.8 and the Earn-Out Payments, if any.

“Related Person” means (a) Martha Stewart, (b) Emeril Lagasse, (c) any Affiliate, director or officer of the Seller, the Company or any of their respective Affiliates or (d) any record owner of greater than five percent (5%) of any class of securities of the Seller or any controlling or controlled Affiliate of such record holder.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means cash deposits, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreements.

“Return” means any return, declaration, report, statement, information statement, estimate, claim for refund or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any related or supporting information, schedule or attachment thereto, and including any amendment thereof.

“Seller Bonus Responsibility Amount” means an amount equal to the product of (a) the total amount of bonuses paid to Affected Employees by the Buyer or the Company or any of its Subsidiaries with respect to the year ended December 31, 2019 that is paid by April 15, 2020, multiplied by (b) the quotient of (i) the number of calendar days on or before the Closing Date in the year ended December 31, 2019, divided by (ii) 365 (such quotient, the “Pre-Closing Period Fraction”);  provided, that in no event shall the Seller Bonus Responsibility Amount with respect to any Affected Employee exceed an amount equal to the product of (1) seventy five percent (75%) of the target bonus amount for the year ended December 31, 2018 for such Affected Employee (in his, her or their capacity as an employee of the Seller or one of its Subsidiaries) who receive a bonus from the Buyer, the Company or any of its Subsidiaries with respect to the year ended December 31, 2019 multiplied by (2) the Pre-Closing Period Fraction.

“Seller Fundamental Representations” means the representations and warranties of the Seller contained in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict), Section 3.4 (Interests), Section 3.5 (Capitalization), Section 3.6 (Equity Interests) and Section 3.20 (Brokers).

“Seller Indemnified Parties” means the Seller and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Seller Severance Responsibility Amount” means an amount equal to the product of (a) the total amount of severance paid to Affected Employees (other than the employees set forth on Section 1.1(c) of the Disclosure Schedules) by the Buyer, the Company or any or its Subsidiaries in connection with the termination of any Affected Employee from the period following the Closing until December 31, 2019 (the “Buyer Severance Payment”),  multiplied by (b) the quotient of (i) the amount of severance to which such Affected Employees would have been entitled under the Seller’s or any of its Subsidiaries’ severance policies if their employment would have been terminated as of the Closing Date divided by (ii) the Buyer Severance Payment;  provided that Buyer has obtained a release of claims in favor of Seller and its Affiliates in connection with any such termination of employment.

“Signing Deliverables” means the agreements, instruments, certificates and documents set forth on Exhibit B.

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Studio Subsidization Fee” has the meaning set forth on Schedule O to that certain Amended and Restated Magazine, Content Creation and Licensing Agreement, dated as of

December 21, 2015, as amended by the First Amendment, dated as of May 31, 2016, Second Amendment, dated as of July 1, 2016, Third Amendment, dated as of December 18, 2017 and Fourth Amendment, dated as of February 1, 2019, thereto.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person as of the applicable measurement time.

“Subsidiary Certificates of Conversion” means the certificates of conversion prepared to effectuate the Subsidiary Conversions.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case, to the extent solely related to the Business.

“Taxes” means any and all federal, state, local, foreign and other income, gross receipts, corporate, capital, net worth, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security (or similar, including FICA), employer health, employment, unemployment, disability, estimated, excise, abandoned or unclaimed property, escheat, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, capital stock, value added, customs, duties, alternative or add-on minimum taxes, or other taxes of any kind, or other Governmental Authority charges, fees, levies, or other like assessments of the same or similar nature, together with any interest, additions or penalties with respect thereto, whether disputed or not, and including any obligation to pay Taxes of others, whether as a transferee, successor, by Contract or otherwise.

“Transaction Expenses” means, to the extent not paid prior to the Closing Date, the aggregate amount of: (i) any and all fees and expenses, incurred by or on behalf of, or to be paid directly by, the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (A) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby and (B) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (ii) Change of Control Payments, in each case solely to the extent the Buyer, the Company or any of its Subsidiaries would be liable for such amounts following the Closing.  For the avoidance of doubt, Transaction Expenses shall not include any expenses incurred in connection with the formation of GP Holdco and the related expenses of converting to limited partnerships  (other than legal fees, which shall constitute Transaction Expenses,  and Taxes), which expenses shall be borne solely by the Buyer.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and substantially similar state and local laws (including the New York State Worker Adjustment and Retraining Notification Act of 2009) requiring notice of certain plant closings or mass layoffs that result in employment losses.

Section 1.2      Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acceleration Event	2.7(e)(ii)
Acquisition Engagement	9.19(a)
Acquisition Proposal	5.3(c)
Actual Cash Royalty Revenue	2.7(a)(v)
Actual Cash Royalty Revenue Calculation	2.7(c)(i)
Affected Employees	5.11(a)
Agreement	Preamble
Alternative Recovery	8.5(b)
Assigned Consulting Agreements	5.19(c)
Business	Recitals
Business Registered IP	3.15(a)
Buyer	Preamble
Buyer Basket	8.5(a)(ii)
Buyer Basket Tipping Point	8.5(a)(ii)
Buyer Cap	8.5(a)(iii)
Buyer Losses	8.1
Buyer Mini Basket	8.5(a)(i)
Buyer Severance Payment	1.1
Calculation Period	2.7(a)(i)
Calculation Period 1	2.7(a)(ii)
Calculation Period 2	2.7(a)(iii)
Calculation Period 3	2.7(a)(iv)
Closing	2.4(a)
Closing Aggregate Deferred Revenue	2.6(a)
Closing Cash	2.6(a)

Closing Date	2.4(a)
Closing Indebtedness	2.6(a)
Closing Prepaid Expenses	2.6(a)
Closing Transaction Expenses	2.6(a)
Company GP Interests	Recitals
Company LP Interests	Recitals
Confidentiality Agreement	5.7(a)
Contribution	Recitals
Conversion	Recitals
Data Handling	3.15(j)
Debt Payee	2.3(b)
Disclosure Schedules	Article III
Earn-Out Payment	2.7(b)(i)
Earn-Out Payments	2.7(b)(i)
Emeril Termination Election	5.18
Employee Plans	3.11(a)
Environmental Laws	3.18(d)(i)
Environmental Permits	3.18(d)(ii)
ERISA	3.11(a)
Estimated Aggregate Deferred Revenue	2.5
Estimated Cash	2.5
Estimated Indebtedness	2.5
Estimated Prepaid Expenses	2.5
Estimated Transaction Expenses	2.5
Final Closing Statement	2.6(a)
Final True-Up Amount	2.8(c)
Final True-Up Date	2.8(c)
Financial Statements	3.7(a)
Gibson Dunn	9.19(a)
GP Holdco	Recitals
GP Interests	Recitals
Holdco	Recitals
HSR Act	1.1
Indemnifying Party	8.3(a)
Independent Accounting Firm	2.6(c)
Initial Post-Period 3 True-Up Payment	2.7(d)
Insurance Policies	3.13
Interests	Recitals
IT Transition	5.23
Leases	3.14(b)
Licensee Contracts	3.19(b)
Losses	8.2
Master Agreement	1.1
Material Contracts	3.19(a)
Membership Interests	Recitals

Net Adjustment Amount	2.6(f)(i)
Notice of Disagreement	2.6(b)
Permits	3.9(b)
Post-Period 3 Actual Cash Royalty Revenue	2.7(d)
Post-Period 3 Actual Cash Royalty Revenue Calculation	2.7(d)
Pre-Closing Period Fraction	1.1
Preliminary Closing Statement	2.5
Proprietary Information	5.7(b)
Received Payments	2.7(a)(v)
Reorganization	Recitals
Reverse IT Transition	5.23
Second Post-Period 3 True-Up Payment	2.7(d)
Seller	Preamble
Seller Guarantees	5.13
Seller Losses	8.2
Seller Receivables	2.8(a)
Seller Retained Employees	5.11(b)
Shares	Recitals
Solvent	4.5
Subsidiary Conversions	Recitals
Subsidiary GP Interests	Recitals
Supplement	5.5(b)
Termination Date	7.1(c)
Transaction Expense Payee	2.3(c)
Transferred Systems	5.23

ARTICLE II

PURCHASE AND SALE

Section 2.1      Pre-Closing Reorganization.

(a)        No later than one Business Day prior to the Conversion and the Subsidiary Conversions, the Seller shall make the Contribution.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Act, following the Contribution and at least one Business Day prior to the Closing Date, the Seller and Holdco shall effect the Conversion and the Subsidiary Conversions by filing the Certificates of Conversion with the Secretary of State of Delaware in accordance with this Agreement and the Act.  Each of the Contribution, the Conversion and the Subsidiary Conversions shall be effected pursuant to documentation reasonably satisfactory to both the Buyer and the Seller.

(b)        The Company, as a limited partnership following the Conversion, shall be considered for all purposes hereunder the same entity that it was prior to the Conversion, but taking into account any changes in its tax classification or tax treatment provided under applicable tax Law.  For the avoidance of doubt, following the Conversion, the newly-formed limited partnership formed by the Conversion shall be a successor in interest to Martha Stewart Living Omnimedia, Inc.

(c)        Each Subsidiary of the Company set forth on Exhibit A, as a limited partnership following the applicable Subsidiary Conversion, shall be considered for all purposes hereunder the same entity that it was prior to the applicable Subsidiary Conversion, but taking into account any changes in its tax classification or tax treatment provided under applicable tax Law.

Section 2.2      Purchase and Sale of the Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall cause Holdco to, and Holdco shall, sell, assign, transfer, convey and deliver the Interests to the Buyer, and the Buyer shall purchase the Interests from Holdco, in consideration for the Purchase Price.

Section 2.3     Payment of Purchase Price.  In full consideration for the sale, assignment, transfer, conveyance and delivery of the Interests to the Buyer, at the Closing, the Buyer shall:

(a)        pay an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds in dollars to the account designated in writing by the Seller at least two Business Days prior to the Closing Date;

(b)        repay, or cause to be repaid, on behalf of the Seller or the Company and its Subsidiaries, as applicable, the amounts payable to each counterparty or holder of Indebtedness identified on Section 2.3(b) of the Disclosure Schedules (each, a “Debt Payee”) in order to fully discharge and terminate all applicable obligations and liabilities of the Company and any of its Subsidiaries related thereto; and

(c)        pay, or cause to be paid, on behalf of the Seller or the Company and its Subsidiaries, as applicable, and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses, to each Person who is owed a portion thereof identified on Section 2.3(c) of the Disclosure Schedules (each, a “Transaction Expense Payee”).

Section 2.4      Closing.

(a)        The sale and purchase of the Interests, shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., local time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), or at such other place, time and/or date as the Seller and the Buyer may mutually agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)        At the Closing, the Seller shall deliver to the Buyer each of the following documents and instruments:

(i)         written resignations in customary form effective as of the Closing from each officer and director of the GP Holdco, the Company and each of its Subsidiaries resigning from his or her position as a director or officer;

(ii)       (A) a duly executed Payoff Letter from each Debt Payee, along with wire transfer instructions and (B) Final Invoices from each Transaction Expenses Payee, along with wire transfer instructions;

(iii)      a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of the GP Holdco’s and the Company’s jurisdiction of organization dated no more than two days before the Closing Date and certifying as to the good standing of the GP Holdco or the Company, as the case may be, in such jurisdiction;

(iv)       an affidavit duly executed by Holdco under penalty of perjury and dated as of the Closing Date certifying that Holdco is not a “foreign person” within the meaning of Section 1445 of the Code, substantially in the form of the applicable sample certificate set forth in U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv);

(v)        a certificate dated as of the Closing Date and executed by an authorized officer of the Seller, certifying that the board of directors of the Seller has authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder; and

(vi)       evidence of the assignment of Lincoln Financial Key Man Policy Number T40047601 to the Company effective as of the Closing.

Section 2.5      Closing Estimates.  No later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) including and setting forth (i) a good-faith estimate of (A) Indebtedness (“Estimated Indebtedness”), (B) Cash (“Estimated Cash”), (C)

unpaid Transaction Expenses (“Estimated Transaction Expenses”),  (D) Aggregate Deferred Revenue (“Estimated Aggregate Deferred Revenue”) and (E) any Prepaid Expenses (such payments, “Estimated Prepaid Expenses”) (with each of Estimated Indebtedness, Estimated Cash,  Estimated Aggregate Deferred Revenue and Estimated Prepaid Expenses determined as of 12:01 a.m. Eastern time on the Closing Date and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Estimated Purchase Price.  The Estimated Indebtedness, Estimated Cash, Estimated Transaction Expenses,  Estimated Aggregate Deferred Revenue and Estimated Prepaid Expenses shall be calculated in accordance with the Applicable Accounting Principles.

Section 2.6      Purchase Price Adjustments.

(a)        Within 105 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (A) Indebtedness (“Closing Indebtedness”), (B) Cash (“Closing Cash”), (C) Transaction Expenses (“Closing Transaction Expenses”),  (D) Aggregate Deferred Revenue (“Closing Aggregate Deferred Revenue”) and (E) any Prepaid Expenses (such payments, “Closing Prepaid Expenses”) (with each of Closing Indebtedness, Closing Cash,  Closing Aggregate Deferred Revenue and Closing Prepaid Expenses determined as of 12:01 a.m. Eastern time on the Closing Date and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein).  The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on (except with respect to Transaction Expenses) or after the Closing Date.  To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(b)        The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Indebtedness, Closing Cash, Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and/or Closing Prepaid Expenses, as set forth in the Final Closing Statement.  The Seller shall be deemed to have agreed with all items and amounts of Closing Indebtedness, Closing Cash, Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and/or Closing Prepaid Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 1.1(c).

(c)        During the thirty (30) day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and/or Closing Prepaid Expenses as specified therein.  Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Indebtedness, Closing Cash,  Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and Closing Prepaid Expenses, the amounts so determined shall be final and binding on the parties for purposes of this Section 2.6.  If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and/or Closing Prepaid Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Indebtedness, Closing Cash,  Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and/or Closing Prepaid Expenses.  The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Indebtedness, Closing Cash,  Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and/or Closing Prepaid Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether any estimates on the Preliminary Closing Statement are correct, adequate or sufficient.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of the Closing Indebtedness, Closing Cash, Closing Transaction Expenses,  Closing Aggregate Deferred Revenue and Closing Prepaid Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review).  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, absent manifest error.

(d)        The fees and expenses of the Independent Accounting Firm shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)        Upon reasonable notice, the Buyer shall cause the Company and its Subsidiaries to afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the properties, books and records of the Business and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6;  provided,  however, that any such access or furnishing of information shall be conducted at the Seller’s expense, during normal business hours, under the supervision of the Buyer’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business.  Notwithstanding anything to the contrary in this Agreement, none of the Buyer, the Company or any of its Subsidiaries shall be required to disclose any information to the Seller or its Representatives if (i) such disclosure would jeopardize any attorney-client or other legal privilege, (ii) such disclosure would contravene any applicable Laws or (iii) such information is pertinent to any litigation in which the Buyer or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse parties; provided,  however, that, in each case, the Buyer, the Company or any of its Subsidiaries, as the case may be, uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.  The Buyer shall authorize its accountants to disclose work papers generated by its accountants in connection with preparing and reviewing the calculations specified in this Section 2.6;  provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)        The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)         For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Estimated Indebtedness minus Closing Indebtedness as finally determined pursuant to this Section 2.6,  plus (B) Closing Cash as finally determined pursuant to this Section 2.6 minus Estimated Cash, plus (C) Estimated Transaction Expenses minus Closing Transaction Expenses as finally determined pursuant to this Section 2.6,  plus (D) Estimated Aggregate Deferred Revenue minus Closing Aggregate Deferred Revenue as finally determined pursuant to this Section 2.6 plus (E) Closing Prepaid Expenses as finally determined pursuant to this Section 2.6 minus Estimated Prepaid Expenses;

(ii)       If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and

(iii)      If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.

(g)        Payments in respect of Section 1.1(f) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.6 by wire transfer of immediately available funds to such account as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(h)        For the avoidance of doubt, this Section 2.6 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.6, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.

Section 2.7      Earn-Out.

(a)        The following terms shall have the following meanings as used in this Section 2.7:

(i)         “Calculation Period” means each of Calculation Period 1, Calculation Period 2 and Calculation Period 3, as applicable.

(ii)       “Calculation Period 1” means the period beginning on January 1, 2020 and ending on December 31, 2020.

(iii)      “Calculation Period 2” means the period beginning on January 1, 2021 and ending on December 31, 2021.

(iv)       “Calculation Period 3” means the period beginning on January 1, 2022 and ending on December 31, 2022.

(v)        “Actual Cash Royalty Revenue”  means cash actually received by the Company or any of its Subsidiaries from licensees, customers or other counterparties of the Company or any of its Subsidiaries with respect to royalties or other payments relating to the portion of the Business engaged in promoting, marketing and licensing the Martha Stewart brand that relate to any specified period (including any Calculation Period) (such royalties or other payments, “Received Payments”); provided, that:

(A)       for purposes of calculating Actual Cash Royalty Revenue with respect to any one-time Received Payments (i.e., with respect to advances, one-time “key” money or otherwise) in excess of $1,500,000 under product and merchandising license agreements, the amount thereof shall be amortized over a three (3) year period and only the amortized portion of such amount relating to a Calculation Period will be included in the calculation of Actual Cash Royalty Revenue for such Calculation Period (and any such amounts equal to or less than $1,500,000 shall not be amortized and shall be included in the calculation of Actual Cash Royalty Revenue as otherwise provided herein); and

(B)       for purposes of calculating Actual Cash Royalty Revenue with respect to any one-time Received Payment in excess of $750,000 pursuant to media or other agreements, (x) if such payment is paid over multiple periods (including Calculation Periods) it shall be treated as any other Actual Cash Royalty Payment relating to such period (including any applicable Calculation Period) and (y) if such payment is paid in one Calculation Period, it shall be amortized over a five (5)  year period and only the amortized portion of such amount relating to a Calculation Period will be included in the calculation of Actual Cash Royalty Revenue for such Calculation Period (and any such amounts equal to or less than $750,000 shall not be amortized and shall be included in the calculation of Actual Cash Royalty Revenue as otherwise provided herein).

In the event any amount is due from licensees of the Company or any of its Subsidiaries with respect to royalties that relate to multiple Calculation Periods (or one or more periods that are not Calculation Periods), the amount of Actual Cash Royalty Revenue deemed to relate to a given Calculation Period shall be a pro-rated portion of such amount based on the number of days in such Calculation Period as compared to the total number of days to which such royalty payment relates.  Received Payments with respect to any agreement containing payment terms calling for all payments under such agreement to be made in a single Calculation Period shall be deemed “one-time” Received Payments under this Section 2.7.  If any Received Payment relates to an agreement containing a talent fee, revenue share or other built-in payment to an entity other than the Buyer or the Company or any of its Subsidiaries, the amount of such Received Payment shall be calculated net of any such fee, revenue share or other built-in payment for the purposes of calculating Actual Cash Royalty Revenue (provided such amounts shall not include ordinary course advertising expenses or other amounts that may be paid to third parties retained by the Buyer, the Company or its Subsidiaries in respect of production costs, branding or other services).

(b)        Earn-Out Payments.

(i)         For each of Calculation Period 1, Calculation Period 2 and Calculation Period 3, regardless of the Actual Cash Royalty Revenue in any other specified period, the Seller will be entitled to receive a payment (each an “Earn-Out Payment” and collectively, the “Earn-Out Payments”) in an amount equal to (A) the amount by which the Actual Cash Royalty Revenue with respect to such Calculation Period exceeds $39,000,000, if any, multiplied by (B) five (5), which amount shall be paid by the Buyer by wire transfer of immediately available funds to the Seller within thirty (30) days following the final determination of the Actual Cash Royalty Revenue in such applicable Calculation Period; provided, that, for purposes of calculating any Earn-Out Payment for Calculation Period 2 or Calculation Period 3, the amount of the Actual Cash Royalty Revenue with respect to such Calculation Period shall be deemed to include any portion of the Actual Cash Royalty Revenue with respect to the Calculation Period immediately preceding such Calculation Period that (x) was not included in the calculation of the Actual Cash Royalty Revenue with respect to such immediately preceding Calculation Period and (y) was actually received by the Company or any of its Subsidiaries during Calculation Period 2 or Calculation Period 3 (as applicable).  For the avoidance of doubt, the Seller will not be entitled to receive an Earn-Out Payment in the event that the Actual Cash Royalty Revenue for the applicable Calculation Period does not exceed $39,000,000.

(ii)       Notwithstanding anything to the contrary herein, the maximum aggregate amount payable by the Buyer to the Seller under this Section 2.7 shall be the Earn-Out Payment Cap.

(c)        Review and Dispute Procedures.

(i)         On or before February 15 of the year following the applicable Calculation Period, the Buyer shall submit to the Seller in writing the proposed calculation of the Actual Cash Royalty Revenue for such Calculation Period (the “Actual Cash Royalty Revenue Calculation”), together with supporting documentation reasonably necessary for the Seller review of such proposed Actual Cash Royalty Revenue Calculation.

(ii)       The Seller shall have thirty (30) days following delivery by the Buyer of the proposed Actual Cash Royalty Revenue Calculation during which to notify the Buyer of any dispute of such proposed Actual Cash Royalty Revenue Calculation, which notice shall set forth in reasonable detail the basis for such dispute.  If the Seller does not notify the Buyer of any dispute within such thirty (30) day period, the Actual Cash Royalty Revenue Calculation provided by the Buyer pursuant to Section 2.7(c)(i) above shall be deemed to be final and binding on the Buyer and the Seller.  If the Seller does notify the Buyer of any dispute within such thirty (30) day period, the Buyer and the Seller shall cooperate in good faith to resolve such dispute as promptly as practicable, and upon such resolution, Actual Cash Royalty Revenue shall be determined in accordance with the mutual written agreement of the Buyer and the Seller.  If the Buyer and the Seller are unable to resolve any dispute regarding such Actual Cash Royalty Revenue Calculation within fifteen (15) days (or such longer period as the Buyer and the Seller shall mutually agree in writing) of notice of a dispute, the dispute shall be resolved by the Independent Accounting Firm.  Such resolution shall be final and binding on the Buyer and the Seller.  The Independent Accounting Firm shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement.  The fees, costs and expenses of the Independent Accounting Firm (A) shall be borne by the Buyer in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (B) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of all such items so submitted.  Within ten (10) Business Days after the final determination of Actual Cash Royalty Revenue for a given Calculation Period pursuant to this Section 2.7(c)(ii), the Buyer shall pay to the Seller, by wire transfer or delivery of immediately available funds, the amount of the Earn-Out Payment (if any) based on Actual Cash Royalty Revenue as so finally determined.  Any Earn-Out Payment earned by and payable to the Seller under this Section 2.7 may be paid by the Company on behalf of the Buyer.  Upon any such payment to the Seller the Buyer shall be fully released and discharged of any obligation with respect to the payment of such Earn-Out Payment.

(d)        Calculation Period 3 True-Up.  On or before each of July 31, 2023 and February 15, 2024, the Buyer shall submit to the Seller in writing a proposed calculation (the “Post-Period 3 Actual Cash Royalty Revenue Calculation”) of the amount, if any, of Actual Cash Royalty Revenue with respect to Calculation Period 3 that (i) was not included in the final determination pursuant to Section 2.7(c) of the Actual Cash Royalty Revenue for Calculation Period 3 and (ii) was actually received by the Company or any of its Subsidiaries after December 31, 2022 in the case of the Initial Post-Period 3 True-Up Payment and after July 31, 2023 in the case of the Second Post-Period 3 True-Up Payment, together with supporting documentation reasonably necessary for the Seller’s review of such proposed Post-Period 3 Actual Cash Royalty Revenue Calculation (such amount, the “Post-Period 3 Actual Cash Royalty Revenue”).  The Post-Period 3 Actual Cash Royalty Revenue Calculation delivered by the Buyer pursuant to this Section 2.7(d) shall be subject to the review and dispute procedures set forth in Section 2.7(c)(ii) (other than the last two sentences thereof), which procedures shall apply thereto mutatis mutandis.  Within ten (10) Business Days after the final determination of the Post-Period 3 Actual Cash Royalty Revenue, the Buyer shall pay to the Seller, by wire transfer of immediately available funds, an amount equal to (x) the amount of the Earn-Out Payment (if any) that would have been payable with respect to Calculation Period 3 had the Post-Period 3 Actual Cash Royalty Revenue as so finally determined been included in the calculation of Actual Cash Royalty Revenue with respect to Calculation Period 3 pursuant to Section 2.7(b)(i), minus (y) the Earn-Out Payment (plus, in the case of the Second Post-Period 3 True-Up Payment, any Initial Post-Period 3 True-Up Payment), if any, previously paid to the Seller with respect to Calculation Period 3.  For the avoidance of doubt, any payment pursuant to this Section 2.7(d) shall be deemed to constitute an Earn-Out Payment for purposes of this Agreement and may be paid by the Company on behalf of the Buyer.  For purposes of this Section 2.7(d), any payment made pursuant to this Section 2.7(d) in respect of the Post-Period 3 Actual Cash Royalty Revenue Calculation delivered on or before July 31, 2023 shall be referred to herein as the “Initial Post-Period 3 True-Up Payment” and any payment made pursuant to this Section 2.7(d) in respect of the Post-Period 3 Actual Cash Royalty Revenue Calculation delivered after July 31, 2023 but on or before February 15, 2024 shall be referred to herein as the “Second Post-Period 3 True-Up Payment”.

(e)        Operating and Accounting Procedures of the Company.

(i)         Nothing contained in this Agreement shall be construed to restrict in any way the Buyer and its Affiliates from operating the Company or any of its Subsidiaries in the manner which the Buyer’s management and board of managers reasonably deems most beneficial for the Buyer and the Buyer’s equity holders, subject to the implied covenant of good faith and fair dealing; provided, that (x) in no event shall the Buyer take any action with the intent or purpose of avoiding the obligation to make any Earn-Out Payment, (y) the Buyer shall cause the Company and its Subsidiaries, as applicable, to maintain books and records during the Calculation Periods that are adequate in all material respects to permit the calculation and independent verification of the Actual Cash Royalty Revenue for each Calculation Period on a standalone basis, and (z) the Buyer shall cause the Company and its Subsidiaries to, subject to applicable Law and Contract, use commercially reasonable efforts to collect any Actual Cash Royalty Revenue hereunder to substantially the same extent as the Buyer would in the ordinary course of its business if the Earn-Out Payment were not payable, and shall not, except to the extent in the ordinary course of business consistent with past practices, offset any Actual Cash Royalty Revenue against amounts owed by the Buyer, the Company or any of their respective Subsidiaries or Affiliates or offer discounts that have the effect of reducing Actual Cash Royalty Revenue (provided, that, for the avoidance of doubt, this clause (z) shall not be deemed to require that the Buyer, the Company or any of its Subsidiaries commence, defend or participate in litigation to collect any Actual Cash Royalty Revenue).

(ii)       At any time prior to the end of Calculation Period 3, in the event that (A) there is any (x) divestiture, dissolution or spin-off of a business that comprises all or substantially all of the assets of the portion of the Business engaged in promoting, marketing and licensing the Martha Stewart brand (taken as a whole), or (y) transaction or series of related transactions which result in a Person and its Affiliates (other than the Buyer or any of its Affiliates) holding, directly or indirectly, more than fifty percent (50%) of the outstanding equity voting securities of the Company or any of its Affiliates that succeed to that portion of the Business engaged in promoting, marketing and licensing the Martha Stewart brand (any such divestiture, dissolution, spin-off, transaction or series of related transactions described in the foregoing clauses (x) and (y), an “Acceleration Event”), and (B) the Aggregate Proceeds equals or exceeds the sum of $334,000,000,  then the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller, an amount equal to the Earn-Out Acceleration Amount;  provided, that upon any such payment to the Seller the Buyer shall be fully released and discharged of any obligation with respect to any Earn-Out Payment, including without limitation the payment in connection with the consummation of an Acceleration Event contemplated by this Section 2.7(e)(ii);  provided,  further, that, in connection with the consummation of any Acceleration Event in respect of which the Earn-Out Acceleration Amount is not paid pursuant to this Section 2.7(e)(ii), the Buyer shall cause the applicable acquirer or its Affiliates to assume in writing the obligations of the Buyer set forth in this Section 2.7.

(iii)      All matters related to the calculation of Actual Cash Royalty Revenue shall be calculated in accordance with the definition set forth in Section 2.7(a)(v).

Section 2.8      Seller Receivables Reconciliation and Final True-Up.

(a)        On July 31, 2019, the Buyer shall pay or cause to be paid to the Seller any royalty revenue payment or other payments made to the Company or any of its Subsidiaries with respect to the Business to the extent such amounts relate to any period prior to the Closing Date (including made with respect to any accounts receivable of the Business outstanding as of the Closing Date)  (such payments, “Seller Receivables”), an illustrative schedule of which is provided in Section 2.8(a) of the Disclosure Schedules, and are received during the period beginning on the Closing Date and ending on June 30, 2019 and shall, concurrently with such payment, deliver to the Seller a statement setting forth a calculation of such payment in such reasonable detail to identify the royalty revenue accounts with respect to which such payments relate.

(b)        On March 31, 2020, the Buyer shall pay or cause to be paid to the Seller any Seller Receivables received during the period beginning on July 1, 2019 and ending on March 15, 2020 and shall, concurrently with such payment, deliver to the Seller a statement setting forth a calculation of such payment in such reasonable detail to identify the royalty revenue accounts with respect to which such payment relates.

(c)        On or before the 15th day after the Final True-Up Date, the Buyer shall pay or cause to be paid to the Seller an amount equal to (i) the amount of any Seller Receivables received during the period beginning on March 16, 2020 and ending on the date that is 12 months after the Closing Date (the “Final True-Up Date”),  minus (ii) the Seller Severance Responsibility Amount, minus (iii) the Seller Bonus Responsibility Amount (such difference, the “Final True-Up Amount”) (provided, that if the Final True-Up Amount is a negative number, the Seller shall pay or cause to be paid to the Buyer an amount equal to the absolute value of the Final True-Up Amount), and shall, concurrently with such payment (or with a demand for the Seller to make such payment to the Buyer if Buyer is so entitled pursuant to the foregoing proviso), deliver to the Seller a statement setting forth a calculation of the Final True-Up Amount in such reasonable detail to identify the royalty revenue accounts, severance payments and bonus payments with respect to which such Final True-Up Amount payment relates.

(d)        In the event of a dispute with respect to any of the payments contemplated by this Section 2.8, the Buyer and the Seller shall submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of each item in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item.  The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective briefs that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree.

The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of each item in dispute shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review).  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, absent manifest error.

Section 2.9      Tax Treatment; Allocation of Purchase Price.

(a)        The Buyer, the Seller and Holdco, hereto acknowledge and agree that, for federal income tax purposes, the purchase of the Interests shall be treated as a purchase by the Buyer of all the assets of the Company (including all the assets of the Company’s Subsidiaries), subject to the liabilities of the Company and its Subsidiaries, from Holdco, for cash, in a fully taxable transaction.

(b)        No later than 120 days after the Closing Date, the Buyer shall deliver to the Seller a proposed allocation of the Purchase Price and the liabilities of the Company treated as assumed by the Buyer for U.S. federal income tax purposes, among the assets of the Company in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder, and the principles set forth on Section 2.9(b) of the Disclosure Schedules, which shall be subject to the reasonable approval of the Seller, not to be unreasonably withheld, conditioned or delayed.  If the Seller has approved or not objected to the proposed allocation within fifteen (15) days after the delivery of the proposed allocation to the Seller, the proposed allocation shall become final and binding on the parties.  If within such fifteen (15) day period, the Seller provides to the Buyer a notice of objection to the proposed allocation, the parties shall negotiate in good faith to resolve such dispute.  If the parties are unable to resolve such dispute within thirty (30) days after the Seller’s delivery of a notice of objection to the Buyer, each of the Buyer and the Seller shall be entitled to adopt its own position regarding the allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows (provided, that unless otherwise expressly provided for in any such representation or warranty, (x) each of the representations and warranties of the Seller set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representations and warranties are made hereunder and (y) for the avoidance of doubt, (1) the representations and warranties herein relate solely to the Company, each of its Subsidiaries and the Business and (2) in the event of an Emeril Termination Election, the representations and warranties herein relate solely to the Company, each of its Subsidiaries being acquired after taking into account the amendments hereto contemplated by Section 5.18, and that portion of the Business engaged in promoting, marketing and licensing the Martha Stewart brand):

Section 3.1      Organization.

(a)        The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)        As of the Closing, Holdco will be a corporation duly organized, validly existing and in good standing under the Laws of Delaware and will have all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it will then be conducting.  Holdco will be a holding company formed for the purpose of consummating the Reorganization and will have no operations, assets or liabilities other than its ownership of the Interests.  Holdco will have no employees.

(c)        As of the Closing, GP Holdco will be a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and will have all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it will then be conducting.  GP Holdco will be a holding company formed for the purpose of consummating the Reorganization and will have no operations, assets or liabilities other than its ownership of the GP Interests.  GP Holdco will have no employees.

(d)        Each of the Company and its Subsidiaries is (a) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all necessary power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted and (b) duly qualified to do business, and is in good standing, in each jurisdiction set forth on Section 3.1(d) of the Disclosure Schedules, which jurisdictions are the only jurisdictions where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification necessary (except for any failures to be so qualified or in such good standing as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole).

(e)        True and complete copies of the certificate of incorporation of the Company, as amended through, and as in effect as of, the date of this Agreement and the bylaws, as in effect as of, the date of this Agreement and the certificate of incorporation and bylaws (or comparable organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement) have previously been made available to the Buyer.

Section 3.2      Authority.

(a)        The board of directors of the Seller has approved this Agreement and the Seller’s entry into this Agreement in accordance with the Seller’s certificate of incorporation, bylaws, other corporate governing documents and applicable Law.  Each of the Seller, the Company and its Subsidiaries has the corporate or other equivalent power and authority to execute and deliver this Agreement and each of the Signing Deliverables and Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the execution, delivery and performance by each of the Seller, the Company and its Subsidiaries of each of the Signing Deliverables and Ancillary

Agreements to which it is or will be a party and the consummation by such Person of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other equivalent action.  This Agreement has been duly executed and delivered by the Seller, and each of the Signing Deliverables to which the Seller, the Company or any of its Subsidiaries are a party have been, and upon their execution each of the Ancillary Agreements to which the Seller, the Company or any of its Subsidiaries will be a party will have been, duly executed and delivered by such Person, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligations of the Seller and each of the Signing Deliverables to which the Seller, the Company or any of its Subsidiaries is a party constitute, and upon their execution each of the Ancillary Agreements to which the Seller, the Company or any of its Subsidiaries will be a party will constitute, the legal, valid and binding obligations of such Person, in each case enforceable against such Person in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)        The transactions contemplated by this Agreement and the Ancillary Agreements do not constitute a sale of all or substantially all of the assets of the Seller under applicable Law and there is no required approval of the stockholders of the Seller with respect to such transactions.

Section 3.3      No Conflict; Required Filings and Consents.

(a)        Except as set forth in Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Seller and each of the Signing Deliverables and Ancillary Agreements by the Seller, the Company or any of its Subsidiaries (as the case may be), and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of formation, operating agreement or equivalent organizational documents of the Seller, the Company or any of its Subsidiaries; (ii) conflict with or violate any Law applicable to the Seller, the Company, any of its Subsidiaries, the Business or by which any property or asset of the Seller, the Company or any of its Subsidiaries is bound or affected; (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Seller, the Company, any of its Subsidiaries or the Business is entitled under, or require any consent of or notice to any Person pursuant to, any material loan or credit agreement, note, mortgage, indenture, lease or other material Contract to which the Seller, the Company, any of its Subsidiaries or the Business is a party or otherwise bound; or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset of the Seller, the Company, any of its Subsidiaries or the Business, except, in the case of (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)        Neither the Seller, the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance of this Agreement and each of the Signing Deliverables and Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 3.4      Interests.  As of the date hereof, the Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrances (other than those under generally applicable securities Laws).  As of the Closing, Holdco shall be the record and beneficial owner of the Interests and GP Holdco shall be the record and beneficial owner of the Company GP Interests, in each case free and clear of any Encumbrances (other than those under generally applicable securities Laws).  Holdco shall have the right, authority and power to sell, assign and transfer the Interests to the Buyer.  Upon the Buyer’s payment of the Estimated Purchase Price, the Buyer shall acquire good and valid title to the Interests, free and clear of any Encumbrances, other than Encumbrances under generally applicable securities Laws and as created by the Buyer.  No shares of capital stock or other equity or ownership interests of the Company or any of the Subsidiaries of the Company are subject to or have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of the Subsidiaries of the Company or any Contract to which the Company or any of the Subsidiaries of the Company is a party or by which the Company or any of the Subsidiaries of the Company is bound.  As of the date of this Agreement, there are no declared or accrued but unpaid dividends with respect to the Shares and as of the Closing there shall be no declared or accrued but unpaid dividends with respect to the Interests.

Section 3.5      Capitalization.  Section 3.5 of the Disclosure Schedules sets forth a true and complete list of all issued and outstanding equity interests in the Company.  All of the Company’s issued and outstanding equity interests are validly issued, fully paid and nonassessable.  As of the date hereof, the Shares constitute all of the issued and outstanding equity interests of the Company.  As of the Closing, the Company LP Interests and the Company GP Interests will constitute all of the issued and outstanding equity interests of the Company.  There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the interests of the Company or obligating the Company to issue or sell any interest in the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any interest in the Company or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any interests of the Company.

Section 3.6      Equity Interests.  Section 3.6 of the Disclosure Schedules sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of organization and authorized and outstanding equity securities.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company (or, with respect to the Subsidiary GP Interests as of the Closing, GP Holdco) free and clear of any Encumbrances (other than those under generally applicable securities Laws), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under generally applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for the capital stock or other ownership interests of the Subsidiaries of the Company owned by the Company or as set forth on Section 3.6 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any interest in any Person or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any interests of or any of the Company’s Subsidiaries.

Section 3.7      Financial Statements; No Undisclosed Liabilities.

(a)        Section 3.7(a) of the Disclosure Schedules sets forth true and complete copies of the unaudited consolidated income statement of the Company for the fiscal years ended December 31, 2018 and December 31, 2017 used in connection with preparing the corresponding audited financial statements of the Seller (collectively, the “Financial Statements”).

(b)        The Financial Statements (including the notes thereto): (i) are consistent with, and were prepared from, the books and records of the Company and its Subsidiaries; (ii) fairly present in all material respects the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein; and (iii) were prepared in accordance with GAAP, consistently applied, except as set forth on Section 3.7(b) of the Disclosure Schedules.

(c)        The Seller has established and maintains and, since the Look-Back Date, has maintained in all material respects, disclosure controls sufficient to reasonably ensure that material information relating to the Company, its Subsidiaries and the Business (including any deficiencies or weaknesses in the design or operation of the Company’s or any of its Subsidiaries’ internal controls and any fraud that involves management or other employees or agents of the Business) is made known to the Company’s management by others within the Business and disclosed to the Company’s board of directors.

(d)        Set forth on Section 3.7(d) of the Disclosure Schedules is an aging of accounts receivable of the Business as of February 28, 2019.  All of the accounts receivable of the Business arose in the ordinary course of business and are carried on the accounting records of the Company and its Subsidiaries at values determined in accordance with GAAP, consistently applied.  To the Knowledge of the Seller, there is no Encumbrance on any such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any such accounts receivable.  None of the accounts receivable of the Business have been assigned or pledged to any other Person, and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services so as to entitle the Company or its Subsidiary, as applicable, to collect the accounts receivable in full.

(e)        There is no liability of the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP, except for (i) liabilities reflected or reserved for in the Financial Statements as of and for the twelve (12) month period ended December 31, 2018, (ii) liabilities that have arisen since January 31, 2019 in the ordinary course of the operation of the Business, (iii) liabilities arising out of or in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, or (iv) liabilities that would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.8      Absence of Certain Changes or Events.  Except as set forth in Section 3.8 of the Disclosure Schedules, from February 28, 2019 through the date of this Agreement, (a) the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) no physical damage, physical destruction or physical loss in an amount exceeding $100,000 in the aggregate (whether or not covered by insurance) has affected the Company or any of its Subsidiaries, any properties or assets of the Company or any of its Subsidiaries or the Business, (c) none of the Company, any of its Subsidiaries or any of their respective Affiliates has taken, or caused or permitted to be taken, or agreed or committed to take, any action that, were it taken between the date of this Agreement and the Closing Date, would constitute a breach of any subsection of Section 5.2; and (d) there has been no Material Adverse Effect or Emeril Lagasse Material Adverse Effect.

Section 3.9      Compliance with Law; Permits.

(a)        Each of the Company, its Subsidiaries and the Business is and, since the Look-Back Date has been, in compliance in all material respects with all Laws applicable to it.  None of the Company nor any of its Subsidiaries nor to the Knowledge of the Seller, any other Person, has received any notice or other communication since the Look-Back Date regarding any actual, alleged or potential failure of the Company or any of its Subsidiaries (or the Business or any assets or properties of Company or any of its Subsidiaries) to comply with any applicable Law.

(b)        Section 3.9(b) of the Disclosure Schedules sets forth a true, complete and accurate list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations and other authorizations of any Governmental Authority that are material to the Company, any of its Subsidiaries, any assets or properties of the Company or any of its Subsidiaries, or the Business and held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Permits”).  The Permits constitute all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations and other authorizations of any Governmental Authority required for the operation of the Business as currently conducted and for the use of the assets and properties of the Company and any of its Subsidiaries as currently used.  Seller has made available to the Buyer a true, complete and accurate copy of all such Permits.  All such Permits are, and immediately following the Closing will be, valid and in full force and effect on terms identical in all material respects to those under which, immediately before the Closing (and as of the date of this Agreement), the Company or any of its Subsidiaries holds such Permits, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and, except as set forth on Section 3.9(b) of the Disclosure Schedules, without the consent or act of, or the making of any filing with, any other Person.  The Company and its Subsidiaries comply, and since the Look-Back Date have at all times complied, in all material respects with the terms of the Permits listed on Section 3.9(b) of the Disclosure Schedules.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Seller, any other Person, has received any written or, to the Knowledge of the Seller, oral notice or other communication since the Look-Back Date regarding any actual or possible material failure to comply with any such Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit.

(c)        No representation or warranty is made under this Section 3.9 with respect to Employee Plans, Taxes or environmental matters, which are covered exclusively by Section 3.11,  Section 3.17  (and Section 3.11),  and Section 3.18, respectively.

Section 3.10    Litigation.  Except as set forth in Section 3.10 of the Disclosure Schedules, since the Look-Back Date, there has not been, and as of the date hereof there is not currently, pending, or, to the Knowledge of the Seller, threatened, any Action by or against or relating to the Company, any of its Subsidiaries, any assets or properties of the Company or any of its Subsidiaries, or the Business that would, or would reasonably be expected to, (a) result in any liability of the Company, any of its Subsidiaries or the Business, individually or in the aggregate, in excess of $100,000 or (b) that would affect the legality, validity or enforceability of this Agreement, any Signing Deliverable or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  There are no material outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, any of its Subsidiaries, any asset or property of the Company or any of its Subsidiaries, or the Business.  Since the Look-Back Date, the Company has complied in all material respects with each Order to which Company, any of its Subsidiaries, the Business, or any assets or properties owned or used by Company or any of its Subsidiaries, have been subject.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Seller, any other Person has received any written or, to the Knowledge of the Seller, oral notice or other communication since the Look-Back Date regarding: (i) any Order against or affecting the Company, any of its Subsidiaries, any asset or property of the Company or any of its Subsidiaries, or the Business; or (ii) any actual, alleged or potential failure to comply with any Order to which the Company, any of its Subsidiaries, the Business, or any assets or properties owned or used by the Company or any of its Subsidiaries, have at any time been subject.

Section 3.11    Employee Benefit Plans.

(a)        Section 3.11(a) of the Disclosure Schedules sets forth (i) a list of all material U.S. employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, option, equity purchase, restricted equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Seller or the Company or any of its Subsidiaries for the benefit of any current or former employee of the Business or of the Company or any of its Subsidiaries and (ii) a list of all material employment, termination, severance or other Contracts, agreements or arrangements, pursuant to which the Company, any of its Subsidiaries or the Business currently has any obligation in excess of $100,000 with respect to any current or former employee of the

Business or of the Company or any of its Subsidiaries (collectively, the “Employee Plans”).  The Seller has made available to the Buyer a true and complete copy of each Employee Plan and all current summary plan descriptions, as applicable, and the most recent determination or opinion letter from the IRS with respect to any Employee Plan.

(b)        Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code.  Each of the Seller, the Company and each of its Subsidiaries have performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan.  No Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller, threatened with respect to any Employee Plan by any current or former employee, officer or director of the Business or of the Company or any of its Subsidiaries.

(c)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Seller, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d)        Except as set forth in Section 3.11(d) of the Disclosure Schedules, neither the Company nor any of its ERISA Affiliates has any direct or contingent liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code.

(e)        Neither the Seller nor the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit to a current or former employee of the Business or of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f)        Each Employee Plan available to employees of the Business or of the Company or any of its Subsidiaries residing outside of the United States (i) that is required to be registered has been so registered, (ii) has been maintained in good standing with applicable regulatory authorities and (iii) has been maintained in all material respects in accordance with its terms.

(g)        Section 3.11(g) of the Disclosure Schedules sets forth true and complete copies of (i) the Martha Stewart Employment Agreement, and (ii) the Emeril Lagasse Consulting Agreement.  Each of the Martha Stewart Employment Agreement and the Emeril Lagasse Consulting Agreement is in full force and effect and, except as set forth in the Signing Deliverables, has not been amended, restated or otherwise modified.  Neither the Company nor, to the Knowledge of the Seller, any other party to the Martha Stewart Employment Agreement or the Emeril Lagasse Consulting Agreement is in material breach thereof or default thereunder.

(h)        The representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to Employee Plans, ERISA and employee benefits matters.

Section 3.12    Labor and Employment Matters.

(a)        Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Business.  To the Knowledge of the Seller, (a) there are, and in the past two years there have been, no organizing activities or collective bargaining arrangements that would affect the Business pending or under discussion with any labor organization or group of employees of the Business and (b) there are, and in the past two years there have been, no material lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any employees of the Company or any of its Subsidiaries.

(b)        The Seller, the Company and each of their respective Subsidiaries are, and, since the Look-Back Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, and wages and hours, in each case in respect of current and former employees of the Business or of the Company or any of its Subsidiaries.  There is no pending or, to the Knowledge of the Seller, threatened, charge, complaint, arbitration, audit or investigation involving any current of former employee of the Business or of the Company or any of its Subsidiaries that involves labor or employment relations or practices that could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or any of its Subsidiaries.  No officer or other key employee of the Business or of the Company or any of its Subsidiaries has provided a written notice of his or her intention to terminate employment with any of the Business, the Seller or any of its Subsidiaries.

(c)        Neither the Seller nor any of its Subsidiaries has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of the WARN Act, any action that would reasonably be expected to cause the Buyer to incur any material liability or obligation following the Closing under the WARN Act, or otherwise trigger notice requirements, liabilities or obligations under any plant closing notice, redundancy or collective dismissal Law.

(d)        Section 3.12(d)(1) of the Disclosure Schedules sets forth a true, complete and accurate list of all Affected Employees as of the date of this Agreement, specifying, to the Knowledge of the Seller, with respect to each such Affected Employee, such Affected Employee’s (i) name, (ii) date of hire, (iii) job title, (iv) hourly rate of compensation or base salary (as applicable), (v) actual incentive compensation (commission and bonus, as applicable) with respect to 2018,  (vi) target incentive compensation (commission and bonus, as applicable) with respect to 2019,  (vii) any other compensation or allowance to which such Affected Employee is entitled or receives in the ordinary course of business, if any, (viii) any change of control, retention, severance or similar payments to which such Affected Employee will be entitled as a result of the transactions contemplated by this Agreement, (ix) annual vacation entitlement, (x) amount of accrued but unused vacation, (xi) exempt or nonexempt status under applicable Law and (xii) hours of work per week (for non-exempt and part-time employees). Except as set forth on Section 3.12(d)(2) of the Disclosure Schedules, all Affected Employees are “at will employees”.

Section 3.13    Insurance.   Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force that insure the Business and are maintained by the Company or any of its Subsidiaries (the “Insurance Policies”).  The Seller has provided the Buyer with a true and complete copy of each of the Insurance Policies.  All premiums due and payable under the Insurance Policies have been timely paid, and the Seller, the Company and their respective Subsidiaries are otherwise in compliance in all material respects with the terms of the Insurance Policies.  There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such Insurance Policy.  All the Insurance Policies remain in full force and effect, and, to the Knowledge of the Seller, there is no threatened termination of, or material premium increase with respect to, any of the Insurance Policies.

Section 3.14    Real Property.

(a)        Neither the Seller nor any of its Affiliates (including the Company and its Subsidiaries) own any real property used or held for use exclusively in relation to the Business.

(b)        Section 3.14(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property that is used by the Company, any of its Subsidiaries or the Business, together with a true and complete description of each lease, sublease or license and all amendments, extensions, renewals, guarantees, modifications, supplements or other agreements with respect to the Leased Real Property (the “Leases”).  The Seller has made available to the Buyer a true, correct and complete copy of all of the Leases.  The Company and its Subsidiaries have valid leasehold interests in all Leased Real Property pursuant to the Leases, free and clear of all Encumbrances, other than Permitted Encumbrances.  All Leases in respect of the Leased Real Property are in full force and effect, neither the Seller nor any of its Subsidiaries has received any written or, to the Knowledge of the Seller, oral notice of a breach or default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder.

(c)        Section 3.14(c) of the Disclosure Schedules lists those parcels of Leased Real Property at which employees and/or other resources of both the Business and the Seller (or an Affiliate of the Seller other than the Company or any of its Subsidiaries) are co-located.

Section 3.15    Intellectual Property.

(a)        Section 3.15(a) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks, Copyrights and Patents; all applications for registration of Marks, Copyrights and Patents; all material domain names and material social media accounts; and all material proprietary software owned by the Company or any of its Subsidiaries or used or held for use in the Business as of the date hereof (collectively, the “Business Registered IP”).

(b)        Except as set forth in Section 3.15(b) of the Disclosure Schedules, no Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or Action, and has not been involved in any of the foregoing since the Look-Back Date, and, to the Knowledge of the Seller, no such proceeding has been threatened.  Except as set forth in Section 3.15(b) of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Seller, threatened challenging the Company’s or any of its Subsidiaries’ inventorship, ownership, or right to use Intellectual Property or asserting that any of the Company’s or any of its Subsidiaries’ Intellectual Property is invalid or unenforceable.

(c)        The Business Registered IP has been properly maintained and all applicable filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid.

(d)        The Company or one of its Subsidiaries exclusively owns or has a valid and enforceable right to access and use, free and clear of all Encumbrances (except the Permitted Encumbrances), all right, title and interest in and to all material Intellectual Property necessary to the operation of the Business.

(e)        Except as set forth in Section 3.15(e) of the Disclosure Schedules, the Business Registered IP is valid, subsisting, in full force and effect and, to the Knowledge of the Seller, enforceable.

(f)        All tangible materials embodying Intellectual Property that are necessary to the conduct of the Business as currently conducted are owned by the Company or one of its Subsidiaries, or the Company and its Subsidiaries have a valid license or other right to use and access such materials in the Business.

(g)        Except as set forth in Section 3.15(g) of the Disclosure Schedules, none of the products or services distributed, sold or offered by the Company, any of its Subsidiaries or the Business, nor any technology or materials used in connection therewith infringes upon, misappropriates or otherwise violates any Intellectual Property of any third party, and neither the Seller nor the Company nor any of their respective Subsidiaries has, since the Look-Back Date, received any written, or, to the Knowledge of the Seller, oral notice asserting that any such infringement, misappropriation or violation has occurred or otherwise challenging the Company’s or any of its Subsidiaries’ inventorship, ownership or right to use Intellectual Property.  To the Knowledge of the Seller, no third party is misappropriating, infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries or used in the Business and has not done so since the Look-Back Date.

(h)        Except as would not reasonably be expected to be material, (i) the Company and its Subsidiaries: (A) have taken reasonable steps in accordance with standard industry practices to protect their rights in the Business Registered IP; and (B) have maintained the confidentiality, secrecy and value of all confidential information and trade secrets used in the operation of the Business, and (ii) to the Knowledge of the Seller, no unauthorized disclosure of such confidential information or trade secrets has occurred.

(i)         The Company or one of its Subsidiaries has the exclusive right to sell, license or otherwise transfer the Business Registered IP.  All assignments and other instruments necessary to establish, record and perfect the Company’s and its Subsidiaries’ ownership interest in the Business Registered IP have been validly executed and filed with the applicable Governmental Authority.

(j)         The Company, each of its Subsidiaries and the Business are in compliance in all material respects with all applicable Laws, including the General Data Protection Regulations, contracts, and terms of use and privacy policies governing the collection, processing, storage, use, transmission, disclosure, securing and destruction of data (“Data Handling”).  The Company, each of its Subsidiaries and the Business have policies and procedures governing sensitive data and Data Handling that comply in all material respects with all applicable Laws and contracts of the Company, its Subsidiaries and the Business and no sensitive data handled by the Company, any of its Subsidiaries or the Business has been inappropriately accessed, acquired or compromised in any material respect.

(k)        The Company, each of its Subsidiaries and the Business have materially complied with all applicable terms of use, terms of services, and other contracts and associated policies and guidelines concerning the use of any social media platforms, site or services in the conduct of the Business and there are no pending or, to the Knowledge of the Seller, threatened legal actions or claims concerning any of the Company’s, any of its Subsidiaries’ or the Business’s social media platforms.

(l)         To the Knowledge of the Seller, promptly following the Closing, the Business Registered IP will be owned or available for use by the Company and its Subsidiaries on the same terms as were owned or available for use immediately prior to the Closing.

Section 3.16    Sufficiency of Assets; Tangible Assets.

(a)        Except as set forth in Section 3.16(a) of the Disclosure Schedules, the assets of the Company and its Subsidiaries comprise the assets required to operate the Business in all material respects as currently conducted.

(b)        Section 3.16(b) of the Disclosure Schedules sets forth a true, correct and complete list of certain equipment (including certain cameras, lighting and other photography, videography and production equipment), kitchen appliances (including any refrigerators, freezers, ovens and stoves), kitchenware, dishware, silverware, furniture, computers, servers, printers, media and multimedia archives (including any archived videos, books, magazines and similar media and multimedia), prototypes, templates, samples and other material tangible personal property owned by the Company or one of its Subsidiaries or used or held for use in the Business as of the date of this Agreement.  The Company or one of its Subsidiaries has good, valid and exclusive title to all such tangible personal property and all assets reflected on the Financial Statements as of and for the twelve (12) month period ended December 31, 2018 or acquired after the date thereof, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).  All tangible personal property used or held for use by the Company or any of its Subsidiaries is in all material respects in good operating condition and repair, ordinary wear and tear excepted.

Section 3.17    Taxes.

(a)        All material Returns required to have been filed by or with respect to the Company and any of its Subsidiaries (and all material income Returns required to have been filed by the Seller for each taxable period during which the Company or any of its Subsidiaries was a member of the Seller’s affiliated group) have been timely filed (taking into account any extension of time to file).  All such Returns are true, correct and complete in all material respects.  All material Taxes due and owing (whether or not shown to be payable on such Returns) have been timely paid in full.

(b)        All material Taxes which were required to be withheld and remitted by or with respect to, the Company or any of its Subsidiaries under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other Person have been duly withheld and timely remitted to the proper Governmental Authority and all reporting and recordkeeping requirements relating to the Taxes described in this Section 3.17(b) have been complied with in all material respects.

(c)        Except as set forth on Section 3.17(c) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Return.

(d)        There are no Tax liens on the assets or equity interests of the Company or any of its Subsidiaries (other than for Taxes not yet due and payable).

(e)        (i) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Return of the Company or any of its Subsidiaries, and no written notice of any such audit or examination has been received and (ii) no material audit adjustments have been proposed by any taxing authority for the Company or any of its Subsidiaries.

(f)        There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(g)        No written claim has been made by a Governmental Authority in a jurisdiction where a Return has not been filed with respect to the Company or any of its Subsidiaries that a Tax is due in that jurisdiction.

(h)        Except as set forth on Section 3.17(h) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, Contract or arrangement (other than agreements or arrangements entered into in the ordinary course of business the primary purpose of which is not related to Tax), or has any material liability for Taxes of any Person (other than any member of the group the common parent of which is the Seller) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, or otherwise.

(i)         None of the Buyer, the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction consummated prior to Closing, Contract entered into on or prior to the Closing Date (other than any Contract entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes), prepaid amount received, or method of accounting or Tax election changed or revoked, on or prior to the Closing.

(j)         Except as set forth on Section 3.17(j) of the Disclosure Schedules, none of the Company or any of its Subsidiaries own shares of any “controlled foreign corporation” (as defined in Section 957 of the Code) or shares of any “passive foreign investment company” (as defined in Section 1297 of the Code), or has a permanent establishment or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k)        From the Conversion and thereafter, the Company and any of its Subsidiaries converted to limited partnerships in connection with the Conversion will at all times have been treated as “disregarded entities” for U.S. federal income tax purposes.

(l)         The representations and warranties contained in Section 3.11 and this Section 3.17 are the only representations and warranties being made with respect to Taxes.

Section 3.18    Environmental Matters.

(a)        Except as set forth in Section 3.18(a) of the Disclosure Schedules and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Business is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, and (ii) there are no outstanding written claims alleging violation of or liability pursuant to any Environmental Law pending or threatened against the Business.

(b)        There is no pending or, to the Knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller, threatened Action with respect to the Business under any Environmental Laws.

(c)        The representations and warranties contained in this Section 3.18 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company, any of its Subsidiaries and the Business.

(d)        For purposes of this Agreement:

(i)         “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of the environment; and

(ii)       “Environmental Permits” means all Permits under any Environmental Law.

Section 3.19    Material Contracts; Licensees.

(a)        Section 3.19(a) of the Disclosure Schedules contains a list, as of the date hereof, of the following Contracts and agreements to which the Company, any of its Subsidiaries or the Business are party or otherwise bound (such Contracts, the “Material Contracts”):

(i)         all Contracts or agreements, including joint venture, partnership or similar agreements or arrangements, that (A) provide for the anticipated receipt by the Company and its Subsidiaries or the Business of more than $150,000 in the aggregate, based on contractual guaranteed minimums or based on actual payments received year-to-date, or (B) provide for payment by the Company and its Subsidiaries or the Business of more than $100,000 in the aggregate, in each case, in the year ended December 31, 2019;

(ii)       all Contracts and agreements (other than intercompany agreements to be terminated at or prior to the Closing) relating to Indebtedness, imposing an Encumbrance (other than Permitted Encumbrances) on any of the assets of the Company, any of its Subsidiaries or the Business, or, to the extent solely related to the Business, in respect of Bank Products and Cash Management Services;

(iii)      all Contracts and agreements that limit the ability of the Company, any of its Subsidiaries or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time or that grant the other party or any third Person “most favored nation” status;

(iv)       all Contracts and agreements containing any requirements, output, minimum purchase volume or material “take-or-pay” provision;

(v)        all Contracts and agreements under which the Company, any of its Subsidiaries or the Business grants any exclusive rights (including exclusive licenses to Intellectual Property), rights of refusal or rights of first negotiation with respect to any material assets of the Business to any Person;

(vi)       all Contracts or agreements governing the settlement of any material administrative or judicial proceedings since the Look-Back Date which contain material ongoing obligations of the Company or any of its Subsidiaries;

(vii)     all Contracts or agreements providing for a license by or to the Company, any of its Subsidiaries or the Business of Intellectual Property containing any guaranteed minimum royalty payable to the Company, any of its Subsidiaries or the Business in excess of $150,000 in the year ended December 31, 2019;

(viii)    all Contracts and agreements with any Related Person;

(ix)       all shareholder agreements, joint venture agreements, partnership agreements, registration rights agreements, voting agreements and other Contracts and agreements relating to the acquisition or ownership of equity interests in any Person;

(x)        all Contracts and agreements that (A) provide for the creation or development by the Company, any of its Subsidiaries or the Business for any other Person, or for the Company, any of its Subsidiaries or the Business by any other Person, of any material

Intellectual Property (including any joint development) or (B) provide for the assignment or other transfer to the Company, any of its Subsidiaries or the Business from any other Person, or by the Company, any of its Subsidiaries or the Business to any other Person, of any ownership interest in any material Intellectual Property;

(xi)       all Contracts and agreements pursuant to which the Company, any of its Subsidiaries or the Business have acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise for which material obligations remain;

(xii)     all Contracts and agreements that contain an earn-out or similar contingent payment or obligation;

(xiii)    all employment, collective bargaining, consulting, deferred compensation, independent contractor, non-competition Contract or other agreement with any current officer, director or employee of the Company, any of its Subsidiaries or the Business providing for annual compensation in excess of $100,000 or one-time or contingent compensation in excess of $200,000;

(xiv)     all Contracts and agreements providing for severance, retention, change in control or similar payments for which the Buyer, the Company or any of its Subsidiaries would be liable following the Closing;

(xv)      all broker, distributor, sales promotion, market research, marketing, advertising and public relations Contracts and agreements that provide for annual payment by the Company and its Subsidiaries or the Business of more than $200,000 in the aggregate; and

(xvi)     all Contracts and agreements used in the conduct of the Business, on the one hand, and any other business of the Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries), on the other hand, that provide for annual payment of more than $300,000 in the aggregate.

(b)        Section 3.19(b)(1) of the Disclosure Schedules sets forth the fifteen (15) largest licensees of the Business (by royalties or revenues paid) for the twelve (12) month period ending December 31, 2018 (the Contracts relating to such licensees, the “Licensee Contracts”), including media partners that pay royalties to the Company, any of its Subsidiaries or the Business.  All of the Licensee Contracts are listed on Section 3.19(b)(2) of the Disclosure Schedules.  To the Knowledge of the Seller, the relationships of the Business with such licensees are good commercial working relationships and no such licensee has canceled or otherwise terminated its relationship with the Business nor indicated any intention to do so.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Material Contract and Licensee Contract is valid and binding on the Seller, the Company or the Company’s Subsidiary party thereto, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect.  Neither the Seller, the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract or Licensee Contract to which it is a party, nor, to the Knowledge of the Seller, is any other party to any Material Contract or Licensee

Contract in breach of or default thereunder, and, to the Knowledge of the Seller, no event has occurred that, with the lapse of time, giving of notice or both, would constitute such a breach or default or give any third party the right to claim any material rebate, chargeback, refund, credit or penalty under any Material Contract or Licensee Contract, accelerate the maturity or performance of any right or obligation under any Material Contract or Licensee Contract, or cancel, terminate, or modify in any material respect any Material Contract or Licensee Contract, in each case, except for such breaches, defaults or events that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  No party to any Material Contract or Licensee Contract has exercised any termination rights with respect thereto, and no party has given written or, to the Knowledge of the Seller, oral notice of any dispute with respect to any Material Contract or Licensee Contract.  The Seller has delivered to the Buyer true, correct and complete copies of all of the Material Contracts and Licensee Contract, together with all material amendments, modifications and supplements thereto.

Section 3.20    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Signing Deliverables and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller, the Company or any of their respective Subsidiaries.

Section 3.21    Certain Payments.  Neither the Company nor any of its Subsidiaries nor the Business (nor, to the Knowledge of the Seller, any of the respective directors, executives, Representatives, agents or employees of the Seller, the Company or any of their respective Subsidiaries acting on behalf of the Business, the Company or any of its Subsidiaries) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Business, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d), or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature.

Section 3.22    Bank Accounts; Powers of Attorney.  As of the Closing, neither the Company nor any of its Subsidiaries will have any bank accounts in any jurisdiction or, except as may be related to the prosecution or enforcement rights of the Company or any of its Subsidiaries with respect to any Business Registered IP, have granted powers of attorney  in connection with the Business that remain in effect.

Section 3.23    Related Party Transactions.  No Related Person (a) has any interest in any material asset used or held for use in the Business; (b) is indebted to the Company or any of its Subsidiaries; (c) is party to, or has any financial interest in, any Contract, transaction or business dealing involving the Company, any of its Subsidiaries or the Business; (d) to the Knowledge of the Seller, is competing, or has at any time competed, with the Company, any of its Subsidiaries or the Business; or (e) has, or has had, any claim or right against the Company, any of its Subsidiaries or the Business (other than rights under the Employee Plans or rights to receive compensation for services performed as an employee of the Business).

Section 3.24    The Seller’s Reliance.  Except for the express representations and warranties made by the Buyer in Article IV, any Signing Deliverable or any Ancillary Agreement, the Seller acknowledges that neither the Buyer nor any other Person on behalf of the Buyer makes any other express or implied representation or warranty, and the Seller has not relied and is not relying on any other statement, representation or warranty, oral or written, express or implied, made by the Buyer or any of its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1      Organization.  The Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its as it is now being conducted.

Section 4.2      Authority.  The Buyer has the limited liability company power and authority to execute and deliver this Agreement and each of the Signing Deliverables and Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Signing Deliverables and Ancillary Agreements to which it is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action.  This Agreement and each of the Signing Deliverables to which the Buyer is a party have been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each of the Signing Deliverables to which the Buyer is a party constitute, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 4.3      No Conflict; Required Filings and Consents.

(a)        The execution, delivery and performance by the Buyer of this Agreement and each of the Signing Deliverables and Ancillary Agreements to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with or violate the certificate of formation or limited liability company agreement of the Buyer, (ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of or notice to any Person pursuant to, any Contract to which the Buyer is a party, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)        The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance of this Agreement and each of the Signing Deliverables and Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

Section 4.4      Financing.  As of the date hereof the Buyer has, and at the Closing the Buyer will have, sufficient funds to permit the Buyer to consummate the Closing, and, as and when due, the Buyer will have sufficient funds to permit the Buyer to pay all related fees, expenses and Earn-Out Payments, if any.  Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third-party financing.

Section 4.5      Solvency.  Assuming (a) the representations and warranties set forth in Article III are true and correct in all material respects, and (b) the satisfaction of the conditions contained in Section 6.1 and Section 6.3, immediately after giving effect to the transactions contemplated by this Agreement (including the purchase of the Interests, the refinancing of any Indebtedness contemplated to be repaid or refinanced by the Buyer, and the payment of all related fees and expenses), the Company will be Solvent.  “Solvent” means that, as of any date of determination: (x) the amount of the “fair saleable value” of the assets of the Company and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of the Company and its Subsidiaries, taken as a whole, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (y) the Company will not have, as of such date, an unreasonably small amount of capital for the operation of the Business; and (z) the Business will be able to pay its debts as they mature.

Section 4.6      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer.

Section 4.7      Investment Intent.  The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act.  The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.8      The Buyer’s Investigation and Reliance.  The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, its Subsidiaries and the Business and the transactions contemplated by this Agreement and the Ancillary Agreements, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose.  The Buyer and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Business and other information that they have requested in connection with their investigation of the Business and the transactions contemplated hereby.  Neither the Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business contained herein or made available in connection with the Buyer’s investigation of the Business, except as expressly set forth in this Agreement (as qualified by the Disclosure Schedules) or any Ancillary Agreement, and except with respect to any of the aforesaid express representations and warranties, the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in this Agreement (as qualified by the Disclosure Schedules) or any Ancillary Agreement.  None of the Seller, its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company, its Subsidiaries or the Business.  The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III, the Disclosure Schedules, any Signing Deliverable or any Ancillary Agreement.  Except for the representations and warranties contained in Article III, the Disclosure Schedules, any Signing Deliverable or any Ancillary Agreement, the Buyer acknowledges that neither the Seller nor any other Person on behalf of the Seller makes any other express or implied representation or warranty with respect to the Business or with respect to any other information provided to the Buyer.

ARTICLE V

COVENANTS

Section 5.1      Subsidiary Conversions.  No later than one (1) Business Day prior to the Closing Date, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable state corporate Law governing the Subsidiaries of the Company set forth on Exhibit A and the Act, the Seller, Holdco and GP Holdco shall effect the Subsidiary Conversions by filing the Subsidiary Certificates of Conversion with the Secretary of State of Delaware in accordance with this Agreement and the Act.

Section 5.2      Conduct of Business Prior to the Closing.  Except as otherwise contemplated by this Agreement (including in connection with the Reorganization), the Ancillary Agreements or as set forth in Section 5.2 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Business shall be conducted only in the ordinary course of business consistent with past practice in all material respects, (b) the Seller shall use its reasonable best efforts to maintain and preserve intact its business organization, advantageous business relationships and retain the services of its officers and key employees and (c) neither the Seller nor the Buyer shall take any action that would prohibit or materially impair or delay the ability of either the Seller or the Buyer to obtain any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby or to consummate the transactions contemplated hereby.  Except as otherwise contemplated by this Agreement (including in connection with the Reorganization), the Ancillary Agreements or as set forth in Section 5.2 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, to the extent related primarily to the Business, and shall not permit the Company or any of its Subsidiaries to:

(a)        amend the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(b)        (i) split, combine or reclassify any equity interests, or propose to split, combine or reclassify, any equity interests, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, any equity interests of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any equity interests, except dividends paid by a direct or indirect wholly owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity interests of the Company (or any of its Subsidiaries) or any securities convertible into or exercisable for any equity interests of the Company (or any of its Subsidiaries), other than repurchases, redemptions or acquisitions by the Company or any wholly owned Subsidiary of the Company of equity interests or such other securities, as the case may be, of any other wholly owned Subsidiary of the Company;

(c)        (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any shares of equity interests or equity equivalents of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, equity interests or equity equivalents or (ii) amend any term of any shares of equity interests or equity equivalents (in each case, whether by merger, consolidation or otherwise) in any fashion that may have a materially adverse impact on the Buyer;

(d)        acquire, directly or indirectly, (i) any corporation, partnership, limited liability company, other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Business, taken as a whole;

(e)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries;

(f)        (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or issue any debt securities (other than borrowings in the ordinary course under existing credit facilities in respect of which the Buyer, the Company and each of its Subsidiaries will have no liability following the Closing) or, except to the extent in the ordinary course of business consistent with past practice, create, incur, assume, suffer to exist or otherwise be liable with respect to any other Indebtedness, (ii) forgive any indebtedness of any other Person other than in the ordinary course of business consistent with past practice, or waive any claims or rights of substantial value, or (iii) impose or suffer to be imposed any Encumbrance (other than Permitted Encumbrances) on any equity interests, assets or properties of the Company or any of its Subsidiaries;

(g)        authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 that will bind the Company or any of its Subsidiaries;

(h)        enter into, amend, renegotiate or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Material Contract or Licensee Contract, or waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract or Licensee Contract, or enter into any Contract which if entered into prior to the date hereof would be a Material Contract or Licensee Contract or which grants any third party the right to receive payments with respect to any Intellectual Property exclusively used or held for use by the Business, including any royalty payments or similar payments;

(i)         except to the extent required by applicable law (including Section 409A of the Code) or any arrangement in effect as of the date hereof, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination agreement) or, other than in the ordinary course of business with employees with base compensation of less than $100,000 per year, enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any employee, officer or director, (ii) increase benefits payable under any existing severance or termination pay policies, (iii) increase the compensation or benefits of any senior officer of the Business other than ordinary course changes to generally applicable benefit plans; (iv) establish, amend or adopt any collective bargaining, compensation or benefit plan, including any pension, retirement, profit-sharing, bonus, stock option, restricted stock or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Business of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees; (v) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (vi) hire or fire any senior officer of the Business;

(j)         make any change in any method of accounting or accounting practice or policy applicable to the Business, except as required by applicable Law or GAAP (which requirements shall include those principles relating to the preparation of the Financial Statement);

(k)        except in the ordinary course of business consistent with past practice, (i) accelerate the collection of any accounts receivable in advance of their regular due dates or the dates when the same would have been collected, or (ii) delay the payment of any accounts payable (including commissions payable pursuant to the consulting agreements set forth on Section 5.19(a) of the Disclosure Schedules) beyond their regular due dates or the dates when the same would have been paid;

(l)         settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries;

(m)       (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any elective method of tax accounting, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(n)        sell, lease, sublease, exchange or otherwise transfer, or create or incur any Encumbrance, other than a Permitted Encumbrance, on, any of the Company’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing;

(o)        make any loans, advances or capital contributions to, or investments in, any other Person, or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(p)        agree to amend, modify or terminate any Signing Deliverable, or waive, release or assign any right, claim or benefit of the Seller, the Company or any of their Affiliates under any Signing Deliverable (it being understood and agreed that any breach of this Section 5.2(p) shall be deemed to give rise to the failure of the condition set forth in Section 6.3(b));  or

(q)        agree, resolve or commit to do any of the foregoing.

Section 5.3      No Solicitation; Exclusivity.

(a)        From and after the date of this Agreement and continuing until the Closing or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Seller shall not, and shall not permit or authorize any of its Subsidiaries or any Representative of the Seller or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing.  As of the date of this Agreement, the Seller shall, and shall cause each of its Subsidiaries and the Representatives of the Seller and each of its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted theretofore with respect to any Acquisition Proposal or potential Acquisition

Proposal and (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal.

(b)        Following the date of this Agreement, the Seller promptly (and in any event within 24 hours of receipt) shall advise the Buyer, orally or in writing, in the event the Seller or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal (including any request by any Person to waive any standstill or similar provision applicable to such Person), (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person; provided, that the Seller’s obligations in Section 5.3(a) shall not be diminished or otherwise affected by the receipt of any indication, inquiry, request, proposal or offer contemplated in clauses (i), (ii), or (iii) hereof and/or the Seller’s providing the Buyer with notice thereof.

(c)        For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 20% or more of the combined voting power of the outstanding Company equity interests, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of the outstanding Company equity interests, other than the transactions contemplated by this Agreement.

Section 5.4      Covenants Regarding Information.

(a)        From the date hereof until the Closing Date, upon reasonable notice, the Seller shall cause the GP Holdco, the Company and its Subsidiaries to, afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Business, and furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided,  however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business.  Notwithstanding anything to the contrary in this Agreement, none of the Seller, the GP Holdco, the Company or any of its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if (i) such disclosure would jeopardize any attorney-client or other legal privilege, (ii) such disclosure would contravene any applicable Laws, (iii) such information is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) such information relates to any consolidated, combined or unitary Return filed by the Seller, the Company or any of their Affiliates or any of their respective predecessor entities; provided,  however, that, in each case, the Seller, the GP Holdco, the Company or any of its Subsidiaries, as the case may be, uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

(b)        In order to facilitate the resolution of any claims made against or incurred by the Seller (as such claims relate to the Business), for a period of seven years after the Closing, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided,  however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.4(b).

(c)        In order to facilitate the resolution of any claims made against or incurred by the Buyer, the Company or any of its Subsidiaries, for a period of seven (7) years after the Closing, the Seller shall (i) retain the books and records relating to the Business relating to periods prior to the Closing that shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided,  however, that the Seller shall notify the Buyer in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.4(c).

Section 5.5      Notification of Certain Matters.

(a)        Between the date of this Agreement and the Closing, each party hereto shall promptly notify the other party in writing of any: (a) breach of any covenant or obligation of such party under this Agreement; (b) fact, circumstance, condition, event, change, development or nonoccurrence of any event that (i) has caused or is reasonably likely to cause any representation or warranty of the notifying party contained herein to become misleading, inaccurate or false in any material respect or that would have caused or constituted a breach if such fact, circumstance, condition, event, change or development had occurred, arisen or existed on or before the date of this Agreement, or (ii) is reasonably likely to make the timely satisfaction of any Closing condition set forth in Article VI impossible or unlikely; (c) Action threatened, commenced or asserted that seeks to enjoin, restrain, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement; (d) material default under any Material Contract or Licensee Contract or event which, with notice or lapse of time or both, would become such a default on or before the Closing Date; and (e) fact, circumstance, condition, event, change or development that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect.

(b)        Without limiting the generality of the foregoing clause (a), the Seller shall have the right to supplement or update the Disclosure Schedules prior to the Closing in the event that the Seller discovers any fact, circumstance, condition, event, change, development or nonoccurrence of any event that first occurred after the date of this Agreement and that, had it arisen at or prior to the date of this Agreement, would have been required to be set forth on or described in the Disclosure Schedules pursuant to any representation or warranty set forth in Article III (any such supplement or update, a “Supplement”);  provided, that, subject to Section 8.5(a)(ii), no Supplement shall be deemed to cure any breach, inaccuracy or default under any representation, warranty, covenant or agreement set forth in this Agreement, including, for the avoidance of doubt, for purposes of determining whether the conditions to the Closing set forth in Article VI have been satisfied or determining the availability of any right or remedy pursuant to Article VIII.

Section 5.6      Intercompany Arrangements; Misdirected Mail and Payments.

(a)        Except as set forth in Section 5.6(a) of the Disclosure Schedules and except for this Agreement and the Ancillary Agreements, all intercompany and intracompany accounts, indebtedness, transactions or Contracts between the Company and its respective Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its respective Subsidiaries), on the other hand, shall be canceled, settled, offset, capitalized or otherwise eliminated prior to the determination of Indebtedness for purposes of calculating the Purchase Price, without any consideration or further liability to any party and without the need for any further documentation, prior to the Closing.

(b)        In the event that the Seller or any of its Affiliates receives any mail, communications or payments on behalf of the Business, the Company or any of its Subsidiaries after the Closing, such mail, communications or payments shall be the property of, and shall be forwarded and remitted to, the Buyer or its designee as promptly as practicable, but no later than thirty (30) days, after receipt thereof (or, if later, after notice or determination of receipt of any such improper mail, communication or payment).  In the event that any of the Company, its Subsidiaries or their respective Affiliates receives any mail, communications or payments on behalf of any business of the Seller or any of its Affiliates (other than the Business, the Company or any of its Subsidiaries) after the Closing, such mail, communications or payments shall be the property of, and shall be forwarded and remitted to, the Seller as promptly as practicable, but no later than thirty (30) days, after receipt thereof (or, if later, after notice or determination of receipt of any such improper mail, communication or payment).

Section 5.7      Confidentiality.

(a)        Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements pursuant to the terms of the Confidentiality and Nondisclosure Agreement dated January 25, 2018, between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect; provided, however, that the confidentiality obligations of the Buyer with respect to Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement and the obligations of the parties under this Section 5.7(a) shall terminate as of the Closing Date, but only in respect of that portion of the Confidential Information to the extent relating to the Business, the Company or any of its Subsidiaries.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)        For a period of five years following the Closing Date, the Seller shall not, and shall cause its Affiliates and Representatives not to, use for its or their own benefit or divulge or convey to any third party any Proprietary Information; provided,  however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Proprietary Information as the Seller or such Affiliate reasonably determines it is obligated to disclose if:  (i) it receives a request to disclose all or any part of the Proprietary Information under the terms of an order or demand issued by a Governmental Authority or it is otherwise required in connection with determining the Tax liability of Seller or its Affiliates; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Proprietary Information; and (iv) disclosure of such Proprietary Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law.  For purposes of this Section 5.7(b), “Proprietary Information” shall mean all information and materials concerning the Company, any of its Subsidiaries or the Business not generally known to the public, including trade secrets and other confidential and proprietary information.

Section 5.8      Consents and Filings.

(a)        Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) prepare and file all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) use commercially reasonable efforts to obtain the third-party consents, authorizations, ratifications, waivers or other approvals listed on Section 5.8(a) of the Disclosure Schedules (provided that the Seller and its Affiliates shall not be required to pay any consent or other fees in order to obtain any such consents), (iii) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (iv) promptly (and, with respect to the HSR Act, in no event later than 10 Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Antitrust Laws; provided that no party shall be required to pay (and the Company and any of its Subsidiaries shall not pay or agree to pay without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.  The Buyer shall pay seventy-five percent (75%), and the Seller shall pay twenty-five percent (25%) of all filing fees and other charges for the filing under any applicable Antitrust Law by the parties hereto.  The Buyer, the Seller and any of its Subsidiaries shall not take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent required to be obtained prior to the Closing.

(b)        Without limiting the generality of the parties’ undertakings pursuant to Section 5.8(a), each of the parties agrees to use commercially reasonable efforts to avoid or promptly eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the Ancillary Agreements no later than the Termination Date.  Notwithstanding anything to the contrary set forth herein, nothing in this Section 5.8 shall be deemed to require any of the parties or their respective Affiliates or Representatives to commence, defend or participate in any litigation or similar proceeding, divest or dispose of any of its assets, properties or businesses (or any of the assets, properties or businesses to be acquired hereunder), or waive or surrender any material right or otherwise suffer any material detriment.

(c)        Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and allow reasonable time for comment on such communication to the extent practicable.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it gives notice of such meeting to the other party in advance.  Subject to the Confidentiality Agreement, the parties will coordinate and cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.  Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided that such materials may be redacted to comply with contractual obligations or as necessary to address reasonable attorney-client or other privilege, work product protection or confidentiality concerns, to the extent that such concerns are not adequately addressed by a common interest privilege or doctrine.  In connection with the foregoing, any party or its Affiliates may, as they or it deem(s) advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 5.8(c) as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the counter party hereto or its Affiliates or Representatives, unless express written permission is obtained in advance from the disclosing party.

(d)        Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Seller, the Company or any of the Company’s Subsidiaries is a party that have not been and may not be obtained.  The Seller shall not have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VI;  provided, that such consents or waivers are listed on Section 3.3(a) of the Disclosure Schedules to the extent required by the terms of Section 3.3.

Section 5.9      Public Announcements.  On and after the date hereof and through the Closing Date, the Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated thereby, and shall not issue any such press release or make any such public statement prior to obtaining the other party’s prior written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing requirement or agreement of any party hereto.

Section 5.10    Use of Names and Marks.  Except as otherwise expressly provided herein and in the Ancillary Agreements, the Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Company or any of its Subsidiaries a right or license to use any of the Marks of the Seller or any Affiliate of the Seller and, after the Closing, the Buyer shall not permit the Company or any Affiliate of the Company to use in any manner the names or Marks of the Seller or any Affiliate of the Seller or any word that is confusingly similar in sound or appearance to such names or Marks.  Notwithstanding the foregoing, the Seller hereby consents to the use of the name “Sequential” or any trade name, trademark, service mark, logo or domain name incorporating the name “Sequential” by the Company and its Subsidiaries in connection with copies of the Business’s existing marketing and promotional materials, letterhead and business cards; provided, that the Company and its Subsidiaries shall only use such materials during the first ninety (90) days following the Closing.  As promptly as practicable, and in any event no later than ninety (90) days after the Closing, the Buyer shall take all necessary corporate action to cause the corporate names of the Company and its applicable Subsidiaries to be changed to a name that does not include the word “Sequential” or any word or element confusingly similar thereto.  Notwithstanding the foregoing, the Buyer, the Company and its Subsidiaries shall be entitled to identify Seller by name in legal and financial documents and public communications to the extent necessary to identify the transaction herein or the relationship of the parties so long as such use is in compliance with the Confidentiality Agreement and other provisions of this Agreement.  In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 5.10, the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  The Buyer acknowledges that a violation of this Section 5.10 may cause the Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages.  The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.10, the Seller shall be entitled, in addition to other remedies that it may have, and after giving the Buyer ten (10) days’ notice and an opportunity to cure, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 5.10.

Section 5.11    Employee Matters.

(a)        The Buyer shall provide, or cause to be provided, to each employee listed on Section 5.11 of the Disclosure Schedules (collectively the “Affected Employees”): (i) offers of “at-will” employment, (ii) base salaries no less than those in effect for such Affected Employee immediately prior to the Closing and (iii) bonus opportunities and employee benefits that are substantially comparable in the aggregate to those provided by the Buyer to its similarly-situated employees that are working in a capacity similar to the Affected Employees.

(b)        Effective as of the Closing, (i) the Company and its Subsidiaries shall withdraw from and cease to be a participating employer under the Employee Plans, (ii) the Affected Employees and their eligible dependents shall cease participation in the Employee Plans, and (iii) the Seller shall cause the Affected Employees to be fully vested in their “Employer Contribution Accounts” and frozen “Matching Contribution Accounts” under the Sequential Licensing, Inc. 401(k) Plan.  Except as specifically provided otherwise herein, the Seller hereby retains all liabilities with respect to the Employee Plans and all assets thereof.  Further, the Seller shall be solely responsible for all employment-related liabilities (including liability for compensation and benefits earned) in respect of (x) employees who do not become employees of the Buyer, the Company or any of its Subsidiaries (“Seller Retained Employees”), and (y) Affected Employees to the extent that such liabilities arise before the date such Affected Employees become employees of the Buyer, the Company or any of its Subsidiaries, including all liabilities and obligations arising out of or in connection with any claims relating to (A) labor relations or discriminatory, harassing or illegal employment practices of the Seller or any of its Subsidiaries, (B) compensation, expense reimbursement, Employee Plans, unemployment compensation, workers’ compensation, vacation, paid time off, sick leave, severance pay, change-in-control payments, retention or transaction bonuses, and all other compensation and benefits earned or claims for benefits arising before the date such Affected Employees become employees of the Buyer, the Company or any of its Subsidiaries, and (C) the Seller’s and its Subsidiaries (other than the Company and its Subsidiaries) obligations under the WARN Act.

(c)        The Buyer shall honor all unused vacation, holiday and choice-time sickness days accrued by an Affected Employee under the plans, policies and practices of the Seller or its Affiliates as of the Closing Date, which (as of the date of this Agreement) are set forth on Section 3.12(d)(1) of the Disclosure Schedules.  In the event of any change in the welfare benefits provided to any Affected Employee under any plan, the Buyer shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their respective covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the then-existing plans in which such Affected Employees were participating immediately prior to the Closing).  The Buyer shall provide each Affected Employee with credit for all service with the Seller and its Affiliates, or any former entity for which the Seller and its Affiliates have previously credited each Affected Employee, under the severance policies of the Buyer in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of service.  With respect to the year ended December 31, 2019, the Seller shall use commercially reasonable efforts to cause each group health plan covering Affected Employees to provide each such Affected Employee and his or her covered dependents with credit for copayments, deductibles and other out-of-pocket amounts paid by such Persons under the corresponding Employee Plan in the plan year in which the Closing occurs.

(d)        The Seller shall bear any and all obligations and liability that arise under the WARN Act resulting from any employment losses of Seller Retained Employees.  The Buyer shall bear any and all liability under the WARN Act to the extent resulting from any employment losses that are incurred at or following the Closing with respect to any Affected Employee that becomes an employee of the Buyer, the Company or any of its Subsidiaries.

(e)        Nothing in this Section 5.11 or elsewhere in this Agreement shall create any third-party beneficiary rights or shall otherwise confer upon any employee or other service provider to the Seller or the Buyer or any of their Subsidiaries, or any person representing the interest of such employees, or any spouse, dependent or beneficiary of any such employee, nor shall anything herein constitute the establishment, adoption, modification, amendment or termination of any Employee Plan or any other employee benefit plan, program, policy, arrangement or agreement.

Section 5.12    Tax Matters.

(a)        The Buyer and the Seller shall share equally and each be responsible for the timely payment of, and to such extent shall indemnify and hold harmless the other against, all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, mortgage, recordation or similar Taxes (including all interest and penalties and additions imposed with respect to such amounts) incurred as a result of the transactions contemplated by this Agreement (other than the Reorganization and Subsidiary Conversions, for which Seller shall be solely responsible for any Taxes).  The Seller and the Buyer shall cooperate in timely filing all necessary Returns and other documentation required with respect to all such Taxes, if any, and if required by applicable Law, Buyer shall join in the execution of any such Returns and other documentation.

(b)        Following the Closing, the Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to reasonably cooperate, in preparing and filing all Returns with respect to the Company and its Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes.

(c)        The Buyer shall not make any Tax election under Section 338(g) of the Code (or any comparable applicable provision of state, local, or non-U.S. Tax law) with respect to the stock or other ownership interest of any Subsidiary of the Company that is classified as a corporation under the Code (or any comparable applicable provision of state, local, or non-U.S. Tax law).

(d)        The Seller shall prepare or cause to be prepared, and file or cause to be filed, all Returns with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period required to be filed on or after the Closing Date (and shall be entitled to conduct all communications and any resulting negotiations with any Tax authority with respect to such Returns), shall include the income of the Company and its Subsidiaries and the Business (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns and any applicable state income Tax Returns for all periods through the Closing Date, and shall pay or cause to be paid all Taxes due with respect to such Returns except for any Taxes reflected on the Final Closing Statement.

(e)        For any Straddle Period, the Buyer shall timely prepare or cause to be prepared, and file or cause to be filed, all Returns required to be filed by or with respect to the Company and its Subsidiaries and shall pay or cause to be paid all Taxes due with respect to such Returns; provided, that the Seller shall reimburse the Buyer for the amount of any such Taxes that are attributable to the portion of the Straddle Period ending on the Closing Date (determined in accordance with Section 5.12(f))  except for any such Taxes reflected on the Final Closing

Statement not later than five (5) Business Days after the Buyer delivers notice to the Seller that such Taxes are due and payable.  The Buyer shall permit the Seller to review and comment on each such Return described in the preceding sentence prior to the filing thereof.

(f)        If the Company or any of its Subsidiaries is required to file a Return for a Straddle Period, the parties hereto agree to use the following conventions for determining the amount of Taxes for such Straddle Period that are attributable to the portion of the Straddle Period ending on the Closing Date:  (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Return with respect to such Taxes for the portion of the Straddle Period ending on the Closing Date using a “closing of the books methodology.”

Section 5.13    Release of Guarantees.  The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of the Seller or its Affiliates that are a party to or otherwise have liability with respect to any guarantees, performance bonds, bid bonds and other similar agreements set forth in Section 5.13 of the Disclosure Schedules (the “Seller Guarantees”) on or prior to the Closing Date, in each case solely to the extent related to the Business.  In the event any of the Seller Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Seller and its Affiliates that are a party to or otherwise have liability with respect to each such Seller Guarantee harmless for any and all payments required to be made under, and the costs and expenses incurred in connection with, such Seller Guarantee by the Seller or its Affiliates that are a party to or otherwise have liability with respect to such Seller Guarantee until such Seller Guarantee is released, including to the extent such payments, costs or expenses arise out of the Buyer’s conduct of the Business following the Closing and the facts or circumstances giving rise thereto do not give rise to any indemnification obligation of the Seller hereunder.

Section 5.14    Seller’s Insurance.  Except as set forth in Section 5.14 of the Disclosure Schedules, from and after the Closing Date, the Company and its Subsidiaries shall cease to be insured by the Seller’s or any of its Affiliates’ insurance policies or by any of their self-insurance programs.  For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes under any of its insurance policies and self-insurance programs and the Seller shall retain any premiums or other retentions paid by the Seller, the Company or any of its Affiliates prior to the Closing Date in respect of any insurance coverage (provided that after the Closing, none of the Buyer, the Company or any of its Subsidiaries shall be required to return to Seller any premiums or refunds thereof that constituted Prepaid Expenses or any retentions related to insurance policies held by the Company or any of its Subsidiaries);  provided, that this Section 5.14 shall in no event be deemed to limit, impede or otherwise restrict any right to control the defense, compromise or settlement of any audit, investigation, action or proceeding to the extent available to the Buyer, the Company or any of their respective Affiliates pursuant to Section 8.3 or otherwise.

Section 5.15    Further Assurances; Wrong Pockets.

(a)        The Seller shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Interests and the Business.  The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as the Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

(b)        Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset (including any Contract) that should have been transferred to the Buyer, either directly or indirectly (through the acquisition of the Interests) pursuant to this Agreement was not so transferred, or any asset (including any Contract) unrelated to the Business or primarily related to the business of the Seller and its Affiliates (other than the Company and its Subsidiaries) was inadvertently transferred to the Buyer or the Company or any of its Subsidiaries (it being understood that any asset listed on the Disclosure Schedules that is expressly contemplated to be transferred or be owned by the Company or any of its Subsidiaries shall not be deemed to be inadvertently transferred to the Buyer), the Seller shall, and shall cause its applicable Affiliates to, or the Buyer shall, and shall cause its Subsidiaries to, as applicable, in each case as promptly as practicable: (i) transfer all rights, title and interest in such asset to the Buyer, the Company, their respective Subsidiaries or as the Buyer may direct, or to the Seller or as the Seller may direct, as applicable, in each case for no additional consideration; and (ii) hold its right, title and interest in and to such asset in trust for the applicable transferee until such time as such transfer is completed.

Section 5.16    Release.  In consideration for the agreement and covenants of the Buyer set forth in this Agreement, the Seller and each of its Affiliates hereby knowingly, voluntarily and unconditionally releases and forever discharges and covenants not to sue the Buyer, the Company or any of its Subsidiaries, or their respective predecessors, successors, parents, Subsidiaries or Affiliates, or any of their respective current and former officers, directors, employees, agents or representatives for or with respect to, any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the releasing party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided,  however, that such release shall not cover: (a) any claims against the Buyer or any of its Affiliates (other than the Company or any of its Subsidiaries) unrelated in any way to the Company or any of its Subsidiaries or (b) any claims arising under this Agreement or any Ancillary Agreement.

Section 5.17    Restrictive Covenants.  For a period of three (3) years following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(a)        (i) solicit or encourage any Person who has been a distributor, vendor, supplier, independent contractor, licensor or other material business relation of the Company or any of its Subsidiaries at any time within the twelve (12) month period immediately preceding the Closing Date to terminate or diminish its, his or her relationship with the Business, the Buyer or any of its Affiliates; provided that entering into any agreement with any of the Persons described in this Section 5.17(a)(i) in the ordinary course of the Seller’s business shall not, solely by reason thereof, constitute a violation of this Section 5.17(a)(i), or (ii) hire or engage, or solicit for hiring or engagement, any Person who was an employee of the Company or any of its Subsidiaries at any time within the six (6) month period immediately preceding the Closing Date, or seek to persuade any such Person to discontinue employment with the Business, the Buyer or any of its Affiliates; provided that a general solicitation by the Seller or any of its Affiliates by blanket mailing or published advertisement that is not directed at any of the Persons described in this Section 5.17(a)(ii) shall not, solely by reason thereof, constitute a violation of this Section 5.17(a); or

(b)        except in order to comply with applicable Law or to enforce (or defend) any rights (or pursue any remedies) hereunder, make any disparaging or false statement about the Business, the Company or any of its Subsidiaries, the Buyer or any of their respective Affiliates or Representatives (including with respect to the products, services, equipment, Intellectual Property owned by the Business, vendors, policies, practices, operations, employees or directors of any such Person).

(c)        The Seller agrees that its agreement to the covenants contained in this Section 5.17 is a material condition of the Buyer’s willingness to enter into and consummate the transactions contemplated by this Agreement, and that such covenants are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Business.  In the event that any provision of this Section 5.17 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  The Seller acknowledges and agrees that the Buyer would be irreparably harmed by any breach or threatened breach of this Section 5.17 and that there would be no adequate remedy at law or in damages to compensate such party for any such breach or threatened breach.  The Seller therefore agrees that, in addition to any other remedies available to it, the Buyer shall be entitled to preliminary and permanent injunctive relief in the event of any breach or threatened breach by the Seller or any of its Affiliates of this Section 5.17, without the need to post a bond or any undertaking or to prove actual damages.

Section 5.18    Emeril Termination Election.  In the event of an Emeril Lagasse Material Adverse Effect, the Buyer shall have the right, within five (5) Business Days thereof, to elect not to acquire that portion of the Business engaged in promoting, marketing and licensing the Emeril Lagasse brand (the “Emeril Termination Election”).  In the event that the Buyer validly makes an Emeril Termination Election pursuant to this Section 5.18,  this Agreement shall be amended and the parties shall take such actions as to provide that (a) the Enterprise Valuation shall be reduced as provided in the definition thereof, (b) all references in this Agreement to the “Business” shall refer only to that portion of the Business engaged in promoting, marketing and licensing the Martha Stewart brand, and (c) the Seller shall undertake such reorganization steps as may be necessary to transfer the assets and liabilities to the extent related to the Emeril Lagasse brand and not used or held for use in the Business relating to the Martha Stewart brand out of the Company and its Subsidiaries.

Section 5.19    Consulting Agreements.

(a)        The Buyer shall assume and pay, or cause the Company and its Subsidiaries to assume and pay, any commissions owed by the Business pursuant to the consulting agreements set forth on Section 5.19(a) of the Disclosure Schedules to the extent such commissions are owed following the Closing by the Company or any of its Affiliates (other than commissions related to Seller Receivables) for services performed at or prior to the Closing for licensee accounts set forth on Section 5.19(a) of the Disclosure Schedules, which payments shall be made in accordance with the terms of such agreements.

(b)        At or prior to the Closing, the Seller shall use commercially reasonable efforts to terminate the consulting agreements set forth on Section 5.19(b) of the Disclosure Schedules, with no further liability or obligation of the Company or any of its Subsidiaries thereunder other than any commissions assumed by the Buyer, the Company and its Subsidiaries pursuant to Section 5.19(a).

(c)        At or prior to the Closing, the Seller shall use commercially reasonable efforts to assign the consulting agreements set forth on Section 5.19(c) of the Disclosure Schedules to the Company (the “Assigned Consulting Agreements”).  In the event any Assigned Consulting Agreement is not assigned to the Company prior to the Closing, the Seller and the Buyer shall thereafter cooperate in a mutually agreeable arrangement to provide the Company (or one or more of its Affiliates) with the benefits of such Assigned Consulting Agreements until the Assigned Consulting Agreement is assigned to the Company.

Section 5.20    Pre-Closing Accounts Payable.  Following the Closing, the Seller shall pay, or cause to be paid, for the Buyer’s, the Company’s or any of the Company’s Subsidiaries’ respective account, when due, but following 30 days of receipt from the Buyer of notice and reasonable evidence thereof, any accounts payable of the Company or any of its Subsidiaries relating to the period prior to the Closing Date that were not paid on or prior to the Closing.

Section 5.21    Meredith Sublease.  Following the Closing, the Buyer shall pay, or cause the Company to pay, to the Seller any Studio Subsidization Fee (net of any fees, expenses or Taxes incurred in connection therewith) received from Meredith Corporation in connection with its use of the Company’s photography studio located at 601 West 26th Street, 9th Floor, New York, New York 10001.  Payments in respect of this Section 5.21 shall be made within five (5) Business Days of receipt of such payment or payments by wire transfer of immediately available funds to the Seller.

Section 5.22    Social Media Accounts.  Prior to the Closing, the Seller shall use commercially reasonable efforts to deliver a schedule of the user names of, and passwords for, the social media accounts owned by the Company or any of its Subsidiaries or used or held for use in the Business that, in each case, are controlled by the Seller or any of its Affiliates.

Section 5.23    Information Technology Transition.  In order to facilitate (a) the orderly transition of certain information technology systems and hardware (the “Transferred Systems”) to the Buyer (the “IT Transition”) and (b) the orderly transition of Seller’s or the Company’s and its Subsidiaries’, as applicable, business activities and data from the Transferred Systems to other information technology systems and hardware of the Seller (the “Reverse IT Transition”), the parties hereto will cooperate and work together in good faith between the date of this Agreement and the Closing Date to agree on a plan to accomplish the IT Transition and the Reverse IT Transition.  The parties hereto acknowledge and agree that the Reverse IT Transition will not be completed until December 31, 2019 or thereafter, and the parties hereto further agree that, until such time as the Reverse IT Transition is complete, the Seller will retain control over the Transferred Systems, including control of all related access and use rights; provided, that the Seller shall provide the Buyer with reasonable access to the Transferred Systems until the end of the IT Transition or the Reverse IT Transition, whichever is later; provided,  further, that the Seller shall indemnify and hold the Buyer harmless from any and all claims and Losses arising out of the breach of the security of the Transferred Systems occurring during the transition period.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1       General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)        (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and (ii) all applicable consents and approvals of the Governmental Authorities set forth in Section 6.1(b) of the Disclosure Schedules shall have been obtained.

(c)        The Reorganization and Subsidiary Conversions shall have been completed.

Section 6.2      Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)        (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, or in the case of Buyer Fundamental Representations that are made as of a specified date, such Buyer Fundamental Representations shall be true and correct in all respects as of such specified date and (ii) the other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, except, in the case of this clause (ii), where the failure to be so true and correct would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby (for purposes of this Section 6.2(a)(ii), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications).

(b)        The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)        The Seller shall have received from the Buyer a certificate to the effect set forth in Section 6.2(a) and Section 6.2(b), signed by a duly authorized officer thereof.

(d)        The Seller shall have received each of the Ancillary Agreements required to be delivered by the Buyer.

Section 6.3      Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)        (i) The Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, or in the case of Seller Fundamental Representations that are made as of a specified date, such Seller Fundamental Representations shall be true and correct in all respects as of such specified date, (ii) the representations and warranties of the Seller set forth in Section 3.15(a),  Section 3.15(d) and Section 3.15(e) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date,  and (iii) the other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, except, in the case of this clause (iii), where the failure to be so true and correct would not have a Material Adverse Effect  (provided, that, for purposes of this Section 6.3(a)(iii), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications).

(b)        The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the Closing.

(c)        Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)        The Buyer shall have received from the Seller a certificate to the effect set forth in Section 6.3(a),  Section 6.3(b) and Section 6.3(c), signed by a duly authorized officer thereof.

(e)        The Buyer shall have received each of the Ancillary Agreements required to be delivered by the Seller.

ARTICLE VII

TERMINATION

Section 7.1      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written consent of the Buyer and the Seller;

(b)        (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, and (1) cannot be cured by the Buyer before the Termination Date or (2) if capable of being cured, has not been cured by the earlier of (x) 20 days following receipt of written notice from the Buyer of such breach or (y) the Termination Date and (B) has not been waived in writing by the Seller; or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, and (1) cannot be cured by the Seller before the Termination Date or (2) if capable of being cured, has not been cured by the earlier of (x) 20 days following receipt of written notice from the Seller of such breach or (y) the Termination Date and (B) has not been waived in writing by the Buyer;

(c)        by either the Seller or the Buyer if the Closing shall not have occurred by December 31, 2019 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(d)        by either the Seller or the Buyer in the event that any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if such party’s breach of its obligations under this Agreement caused the occurrence of such order, decree, ruling or other action; or

(e)        by either the Seller or the Buyer, within ten (10) Business Days following the occurrence of a Personnel Event.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2       Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (i) for the provisions of Section 3.20 and Section 4.6 relating to broker’s fees and finder’s fees, Section 5.7 relating to confidentiality, Section 5.9 relating to public announcements, Article IX relating to general provisions and this Section 7.2 and (ii) that nothing in this Section 7.2 shall relieve any party from liability for any intentional breach of this Agreement prior to such termination or for any actual fraud in this Agreement, and in each case the aggrieved party will be entitled to all rights and remedies available at law or in equity.  For purposes of this Agreement, “intentional breach” means a material breach of this Agreement that is a consequence of an act (or failure to act) undertaken by the breaching party with the knowledge (actual or constructive) that the taking of (or the failure to take) such act would, or would reasonably be expected to, cause a breach of this Agreement; provided, that it is understood and agreed that any breach of Section 5.3(a) shall constitute an intentional breach.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE VIII

INDEMNIFICATION

Section 8.1      Indemnification Obligations of the Seller.  The Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) (including amounts paid in settlement and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)        any breach of any representation or warranty made by the Seller in this Agreement as of the date hereof or as of the Closing as if made on and as of the Closing (except if such representations and warranties are made as of an earlier date, in which case, as of such earlier date) (for purposes of determining a breach or inaccuracy and/or the amount of Buyer Losses resulting from such breach pursuant to this Section 8.1(a), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications);

(b)        any breach of any covenant, agreement or undertaking made by the Seller in this Agreement;

(c)        (i) claims made in or losses resulting from pending or future suits, actions, investigations or other legal, governmental or administrative proceedings (including, for the avoidance of doubt, claims arising out of or relating to data security or privacy breaches, GDPR violations or violations of similar U.S. or state Laws), or (ii) claims or losses based on violations of Law as in effect on or prior to the Closing, breach of contract, employment practices, health and safety matters or the operation of the Business, in each case solely to the extent arising out of or relating to the operations of the Company, any of its Subsidiaries or the Business prior to the Closing;

(d)        (i) any Taxes of or imposed on the Company, any of its Subsidiaries or otherwise with respect to the Business or the assets of the Company or any of its Subsidiaries with respect to any taxable period (or portion thereof) ending on or before the Closing Date, except to the extent such Taxes were reflected on the Final Closing Statement, (ii) any and all Taxes of the Seller, Holdco or any Affiliates of the Seller for any taxable period, (iii) any Taxes of any Person

(other than the Company or any of its Subsidiaries) for any taxable period imposed on the Company or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract, or otherwise, except to the extent such Taxes were reflected on the Final Closing Statement; and (iv) any Taxes for which Seller is responsible pursuant to Section 5.12(a),  Section 5.12(d) or Section 5.12(e);

(e)        any actual fraud committed by the Seller in this Agreement;

(f)        the Indebtedness or Transaction Expenses to the extent not paid on or prior to the Closing Date or reflected as a current liability on the Final Closing Statement; or

(g)        the matter set forth on Schedule 8.1(g).

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Buyer Indemnified Parties described in this Section 8.1 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses.”

Section 8.2      Indemnification Obligations of the Buyer.  The Buyer shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) (including amounts paid in settlement and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)        any breach of any representation or warranty made by the Buyer in this Agreement as of the date hereof or as of the Closing as if made on and as of the Closing (except if such representations and warranties are made as of an earlier date, in which case, as of such earlier date) (for purposes of determining a breach or inaccuracy and/or the amount of Seller Losses resulting from such breach pursuant to this Section 8.2Section 8.1(a), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications);

(b)        any breach of any covenant, agreement or undertaking made by the Buyer in this Agreement;

(c)        any claim or losses arising out of the Buyer’s conduct of the Business following the Closing, except to the extent indemnified or otherwise borne by the Seller hereunder; and

(d)        any Taxes for which the Buyer is responsible pursuant to Section 5.12(a) and Section 5.12(e).

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses” and, together with the Buyer Losses, “Losses”.

Section 8.3      Indemnification Procedure.

(a)        Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party hereto for any Buyer Loss or any Seller Loss (as the case may be), such Indemnified Party shall notify the Buyer or the Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or proceeding; provided,  however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such audit, investigation, action or proceeding, to assume, at its sole cost and expense, the defense of such audit, investigation, action or proceeding to the extent such audit, investigation, action or proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided,  however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or proceeding if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party, (ii) based on the written advice of counsel for the Indemnified Party, the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim, or (iii) such claim would be reasonably likely to be detrimental to or injure the Indemnified Party’s customer, licensing or vendor relations in existence at the time of such claim in any material respect.  In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party to the extent indemnifiable hereunder; provided,  however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)        Whether or not the Indemnifying Party assumes defense of an audit, investigation, action or proceeding, neither the Indemnifying Party nor the Indemnified Party may settle, compromise or discharge, or offer to settle, compromise or discharge, any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), unless (i) such settlement, compromise or consent includes an unconditional release of the other party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim and no amounts are payable by the other party with respect thereto;  and (ii) the party entering into such settlement, compromise or consent waives any right to indemnity from the other party in connection with such claim hereunder.

(c)        In the event an Indemnified Party claims a right to payment pursuant to this Article VIII, such Indemnified Party shall promptly send written notice of such claim to the appropriate Indemnifying Party.  Such notice shall specify the basis for such claim and the amount sought (if then known).  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.3(c) except to the extent that the Indemnifying Party is prejudiced by such failure.  In the event the Indemnified Party delivers written notice of a claim (and receives written confirmation of receipt thereof), the Indemnifying Party shall respond to such notice within sixty (60) days following receipt of such notice, provided, that, any failure by any Indemnifying Party to so respond shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party is prejudiced by such failure.  The Indemnified Party and Indemnifying Party shall reasonably cooperate and assist each other in determining the validity of any claim for indemnity and in otherwise resolving such matters.

(d)        Subject to Section 8.5, any indemnification obligation of the Seller pursuant to this Article VIII shall be (i) first, satisfied by offsetting all or any portion of any amounts owing from the Seller against any earned but unpaid portion of the Earn-Out Payments and (ii) second, if the amount that can be offset against the earned but unpaid portion of the Earn-Out Payments is insufficient, by the Seller directly by wire transfer of immediately available funds.

Section 8.4      Claims Period.  The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a)        (i) with respect to Buyer Losses arising under Section 8.1(a), (A) with respect to any breach of any Seller Fundamental Representations, the Claims Period shall continue until the fifth anniversary of the Closing Date, (B) with respect to any breach of the representations and warranties made in Section 3.15(a),  Section 3.15(d) and Section 3.15(e), the Claims Period shall terminate on the date that is thirty-six months (36) months following the Closing Date, (C)  with respect to any breach of the representations and warranties made in Section 3.17, the Claims Period shall terminate on the date that is thirty (30) days following the expiration of the applicable statutory period of limitation for assessment of Taxes, and (D) with respect to any other Buyer Losses arising under Section 8.1(a), the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date, and (ii) with respect to Buyer Losses arising under (A) Section 8.1(d), the Claims Period shall terminate on the date that is thirty (30) days following the expiration of the applicable statutory period of limitation for assessment of Taxes, and (B) Section 8.1(b),  Section 8.1(c),  Section 8.1(e),  Section 8.1(f) and Section 8.1(g), the Claims Period shall terminate on the date that is thirty (30) days following the expiration of the applicable statutory period of limitation; and

(b)        (i) with respect to Seller Losses arising under Section 8.2(a), (A) with respect to any breach or inaccuracy of any Buyer Fundamental Representations, the Claims Period shall continue until the fifth anniversary of the Closing Date, and (B) with respect to any breach or inaccuracy of any representations and warranties that are not Buyer Fundamental Representations, the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date; and (ii) with respect to all other Seller Losses arising under Section 8.2,  the Claims Period shall terminate on the date that is thirty (30) days following the expiration of the applicable statutory period of limitation.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 8.5      Liability Limits.

(a)        Notwithstanding anything to the contrary set forth herein:

(i)         the Seller shall have no liability pursuant to Section 8.1(a) for any individual claim (or group of related claims arising out of the same series of facts, conditions or events) unless the Buyer Losses in respect of such claim or group of related claims exceeds $37,500  (such amount, the “Buyer Mini-Basket”) (after which, subject to the terms, conditions and limitations otherwise set forth in this Article VIII, the Seller shall be liable for the full amount of such Buyer Losses);

(ii)       the Buyer Indemnified Parties shall not make a claim against the Seller for indemnification under Section 8.1(a) for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds $1,670,000 (the “Buyer Basket”), in which case the Seller shall be liable only for such Buyer Losses in excess of $835,000 (the “Buyer Basket Tipping Point”); provided, that solely with respect to any such claim for a breach of any representation or warranty for which the Seller delivers a Supplement pursuant to Section 5.5(b), the Buyer Basket shall be deemed to equal $4,125,000 and the Buyer Basket Tipping Point shall be deemed to equal $2,062,500; and

(iii)      the total aggregate amount of the liability of the Seller for Buyer Losses pursuant to Section 8.1(a) shall be limited to $16,700,000 (the “Buyer Cap”).

Notwithstanding anything to the contrary set forth herein, the Seller Fundamental Representations and the representations and warranties set forth in Section 3.15(d),  Section 3.15(e), and Section 3.17 shall not be subject to the Buyer Mini-Basket, the  Buyer Basket or the Buyer Cap; provided, that the total aggregate amount of the liability of the Seller for Buyer Losses arising under Section 3.15(d),  Section 3.15(e), and Section 3.17 shall be limited to $167,000,000; provided, further, that in no event shall the Seller be responsible for any liability under this Agreement in an amount in excess of the proceeds received by it hereunder.

(b)        The amount of any and all Losses under this Article VIII shall be determined net of any amounts actually recovered pursuant to any insurance, indemnity, reimbursement arrangement, or similar contract or other recovery available to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (in each case, net of any fees, expenses or Taxes incurred in connection therewith, including increased premiums) (each, an “Alternative Recovery”).  The Indemnified Party will, subject applicable Law and Contract, use commercially reasonable efforts to seek recovery under all such Alternative Recoveries with respect to any Loss to substantially the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder;  provided, that the foregoing clause shall not be deemed to require that any Indemnified Party commence, defend or participate in litigation.  In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.

(c)        All Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.  No Losses may be recovered under this Article VIII to the extent such Losses were taken into account as Closing Indebtedness, Closing Transaction Expenses or Closing Aggregate Deferred Revenue in the adjustment of the Purchase Price pursuant to Section 2.6.  No Indemnified Party will have any right to make a claim for any Loss under this Article VIII except to the extent such Indemnified Party believes in good faith that it is reasonably likely to, in fact, incur such Loss, and in no event can any Indemnified Party recover under this Article VIII unless and until a Loss is actually incurred.

(d)        In no event shall any party hereto have any liability under any provision of this Agreement or any Ancillary Agreement for any (i) punitive or exemplary damages, (ii) unforeseeable consequential or unforeseeable special damages or (iii) any damages based on a multiple of earnings, in each case except to the extent paid or required to be paid by an Indemnified Party to a third party.

Section 8.6      Exclusive Remedy.  The parties hereto agree that, excluding (a) any claim for injunctive or other equitable relief pursuant to the terms and conditions hereof (including based on a breach of Section 5.17) or (b) any claim related to actual fraud by the Seller or the Buyer in this Agreement, the indemnification provisions of this Article VIII are intended to provide the sole and exclusive remedy as to all claims either the Seller, on the one hand, or the Buyer, on the other hand, may incur arising from or relating to this Agreement or the transactions contemplated hereby (other than the Ancillary Agreements).

Section 8.7       Adjustment to Purchase Price.  Any indemnification payment made pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1      Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.

Section 9.2     Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3      Waiver; Extension.  At any time prior to the Closing, the Seller, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)         if to the Seller, to:

Sequential Brands Group, Inc.
601 West 26th Street, 9th Floor
New York, New York 10001
Attention:  General Counsel
E-mail:  Eric Gul

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:  Barbara Becker

Saee Muzumdar

E-mail:  bbecker@gibsondunn.com

smuzumdar@gibsondunn.com

(ii)       if to the Buyer, to:

Marquee Brands LLC

50 West 57th Street

New York, NY 10019

Attention: Michael Neuman

Email: mneuman@marqueebrands.com

with a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

Attention: Michael R. Miller

James R. Langdon

Email: mikemiller@mvalaw.com

jimlangdon@mvalaw.com

Section 9.5      Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Reference to any legislation or Law or to any provision thereof shall include references to any such legislation or Law as it may, after the date of this Agreement, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.  Time is of the essence in the performance of the parties’ respective obligations under this Agreement; and if any time period specified herein is extended, such extended time shall also be of the essence.  References to days mean calendar days unless otherwise specified.

Section 9.6      Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties to this Agreement with respect to the subject matter hereof and thereof.

Section 9.7      Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8       Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

Section 9.9      Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10    Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11    Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party.

Section 9.12   Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.13    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.14    Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.15   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16    Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.18    Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19    Legal Representation.

(a)        The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)        Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement.  The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing.  Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided,  however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than Representatives, accountants and advisors of the Seller and its Affiliates; provided, that such Representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications).  The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates.  If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including, after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller.

(c)        The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller and its Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters.  Accordingly, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or the Ancillary Agreements, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d)        From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement.  Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof.  Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(e)        The Seller and the Buyer consent to the arrangements in this Section 9.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 9.20    No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Karen Murray
Name: Karen Murray
Title: Chief Executive Officer

MARQUEE BRANDS LLC

By:	/s/ Zachary P. Sigel
Name: Zachary P. Sigel
Title: Managing Director

[Signature Page to Equity Purchase Agreement]

Schedule 1.1

Ancillary Definitions

“Emeril Lagasse Material Adverse Effect” means (a) the death or Disability of Emeril Lagasse, (b) the indictment or charging of Emeril Lagasse with any felony or other crime involving moral turpitude, dishonesty or fraud, or (c) the termination of the Emeril Lagasse Consulting Agreement; provided, that the termination of the Emeril Lagasse Consulting Agreement shall not constitute an Emeril Lagasse Material Adverse Effect pursuant to the foregoing clause (c) if such termination results from (x) any amendment to the Emeril Lagasse Consulting Agreement sought by the Buyer from Emeril Lagasse, or (y) any other action by the Buyer following the date of the Agreement that, at the time of such action, could reasonably be expected to result in the termination of the Emeril Lagasse Consulting Agreement (excluding, for the avoidance of doubt, a termination by Emeril Lagasse primarily in response to a refusal by the Buyer to agree, in response to a request by Emeril Lagasse or an entity controlled by him, to amend or otherwise modify the terms and conditions of a written Contract between such entity and the Company or any of its Subsidiaries).

“Personnel Event” means any of (i) the death or Disability of Martha Stewart, (ii) the indictment or charging of Martha Stewart with any felony or other crime involving moral turpitude, dishonesty or fraud, or (iii) the termination of the Martha Stewart Employment Agreement or the Martha Stewart Employment Agreement Assignment; provided, that the termination of the Martha Stewart Employment Agreement or the Martha Stewart Employment Agreement Assignment shall not constitute a basis for termination of this Agreement by the Buyer pursuant to the foregoing clause (iii) if such termination results from (x) any amendment to the Martha Stewart Employment Agreement or the Martha Stewart Employment Agreement Assignment sought by the Buyer from Martha Stewart (excluding, for the avoidance of doubt, any amendment expressly set forth in any Signing Deliverable), or (y) any other action by the Buyer following the date of the Agreement that, at the time of such action, could reasonably be expected to result in the termination of the Martha Stewart Employment Agreement (excluding, for the avoidance of doubt, a termination by Martha Stewart primarily in response to a refusal by the Buyer to agree, in response to a request by Martha Stewart or an entity controlled by her, to amend or otherwise modify the terms and conditions of a written Contract between such entity and the Company or any of its Subsidiaries).

Schedule 1.1

EXHIBIT A

SUBSIDIARIES

1.   Martha Stewart, Inc.

2.   Body & Soul Omnimedia, Inc.

3.   MSO IP Holdings, Inc.

4.   MSLO Productions, Inc.

5.   MSLO Productions – Home, Inc.

6.   MSLO Productions – EDF, Inc.

7.   Flour Productions, Inc.

8.   MSLO Shared IP Sub, LLC

9.   MSLO Emeril Acquisition Sub, LLC

10. Emeril Primetime Music, Inc.

11. Emeril Primetime Productions, Inc.

12. Good Thing Productions, Inc.

Exhibit A

EXHIBIT B

SIGNING DELIVERABLES

1.   Sublease Agreement, dated as of April 12, 2019, by and between the Seller and the Company for 601 West 26th Street, 9th Floor, New York, NY 10001 (“Sublease Agreement”).

2.   Consent to Sublease Agreement, dated as of April 12, 2019, by and among RXR SL Owner LLC, the Seller and the Company.

3.   Assignment and Assumption Agreement, dated as of April 16, 2019, by and among the Seller, the Buyer, Martha Stewart and MS Real Estate Management Company.

4.   Assignment, Assumption and Amendment Agreement, dated as of April  15, 2019, by and among the Seller, the Buyer and Carolyn D’Angelo.

5.   Assignment Agreement, dated as of April 12, 2019, by and among the Seller, Sequential Licensing, Inc. and the Company.

6.   Consent to the transactions contemplated by the Agreement, dated as of April 1, 2019, from MSC Cruises (USA), Inc.

7.   Assignment and Assumption Agreement, dated as of April 11, 2019, by and among the Seller, Meredith Corporation, and the Company.

Exhibit B